UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RESOLUTE FOREST PRODUCTS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Resolute Forest Products Inc.

111 Duke Street, Suite 5000

Montréal, Québec

Canada H3C 2M1

March 22, 2013

Dear Stockholder:

We cordially invite you to attend the annual meeting of stockholders of Resolute Forest Products Inc., which will be held on Thursday, May 16, 2013, at 10:00 a.m. (Eastern), at the Valhalla Inn in Thunder Bay, Ontario, Canada. The accompanying notice of annual meeting and proxy statement contain the details of the business to be conducted at the meeting.

In addition to the formal items of business to be brought before the meeting, we will report on our business and respond to stockholder questions.

Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by Internet or by completing, signing, dating and returning your proxy form in the enclosed envelope.

Resolute’s annual report for 2012 is included in this package, and we urge you to read it carefully.

We look forward to seeing you at the annual meeting.

Sincerely,

Richard Garneau

President and chief executive officer

Richard B. Evans

Chair of the board

Resolute Forest Products Inc.

111 Duke Street, Suite 5000

Montréal, Québec

Canada H3C 2M1

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 16, 2013

March 22, 2013

Dear Stockholder:

The 2013 annual meeting of stockholders of Resolute Forest Products Inc. will be held on Thursday, May 16, 2013, at 10:00 a.m. (Eastern), at the Valhalla Inn in Thunder Bay, Ontario, Canada, for the purpose of voting on the following matters:

1.	the election of directors for the ensuing year;

2.	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2013 fiscal year;

3.	an advisory vote to approve executive compensation, or the “say-on-pay” vote; and

4.	such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The record date for the determination of the stockholders entitled to vote at our annual meeting, and any adjournment or postponement thereof, is the close of business on March 20, 2013.

Important notice regarding the availability of proxy materials for the annual meeting of stockholders to be held on May 16, 2013:

The proxy statement and our 2012 annual report are available at http://www.edocumentview.com/RFP.

By order of the board of directors,

Jacques P. Vachon

Corporate secretary

March 22, 2013 Montréal, Québec, Canada

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by Resolute Forest Products Inc. on behalf of our board of directors for the 2013 annual meeting of stockholders. The annual meeting will be held on Thursday, May 16, 2013, at 10:00 a.m. (Eastern), at the Valhalla Inn in Thunder Bay, Ontario, Canada. Proxy materials for the annual meeting are being mailed or will be made available on or about April 3, 2013.

When we use the terms “Resolute,” “the Company,” “we,” “us” and “our,” we mean Resolute Forest Products Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context indicates otherwise.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL GENERAL MEETING AND VOTING

Who is entitled to vote at the annual meeting?

Owners of Resolute’s common stock at the close of business on March 20, 2013, the record date for the annual meeting, are entitled to receive the notice of annual meeting and to vote their shares at the meeting. On that date, there were 94,754,351 shares of common stock outstanding and entitled to vote and there were 5,299 holders of record. Each share of common stock is entitled to one vote for each matter to be voted on at the annual meeting.

What is the difference between holding shares as a stockholder of record and through an intermediary?

You are a stockholder of record if you own shares of common stock that are registered in your name with our transfer agent, Computershare Trust Company, N.A. If you are a stockholder of record, the transfer agent is sending these proxy materials to you directly.

If you hold shares of common stock indirectly through a broker, bank or similar institution (which we refer to as an “intermediary institution”), you are a “street name” holder and these materials are being sent to you by the intermediary institution through which you hold your shares. If you provide specific voting instructions by mail, telephone or the Internet, your intermediary institution will vote your shares as you have directed.

What do I need to do to attend the annual meeting?

Attendance at the annual meeting is generally limited to our stockholders and their authorized representatives. All stockholders must bring an acceptable form of identification, like a driver’s license, to attend the meeting in person. If you hold your shares in street name and you plan to attend the annual meeting, you must bring an account statement or other suitable evidence that you held shares of common stock as of the record date to be admitted to the meeting. For directions to the annual meeting you may contact our investor relations department by following the instructions on our website at www.resolutefp.com/investors.

Any representative of a stockholder who wishes to attend must present acceptable documentation evidencing his or her authority, suitable evidence of ownership by the stockholder of common stock as described above and an acceptable form of identification. We reserve the right to limit the number of representatives for any stockholder who may attend the meeting.

What methods can I use to vote?

If you are a registered holder, you may vote:

•	By mail. Complete, sign and date the proxy card or voting instruction card and return it in the pre-paid envelope enclosed with these materials.

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By telephone or Internet. You can vote over the telephone by calling 1-800-652-VOTE (8683) within Canada, the U.S. and its territories or through the Internet at www.envisionreports/RFP. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly. Voting will be open 24 hours a day, 7 days a week, but proxies submitted using these methods must be received by 1:00 a.m. (Central) on May 16, 2013.

•	In person. You can vote in person at the meeting. See What do I need to do to attend the annual meeting?

If you are a street name holder, you may vote:

•	By mail. By returning a properly executed and dated voting instruction form by mail, depending upon the method(s) your intermediary makes available.

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By telephone or Internet. You can vote over the telephone or through the Internet at the number and website address indicated in your intermediary institution’s voting instructions. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.

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In person. You can vote in person at the meeting if you bring a valid “legal proxy,” which you can obtain from your intermediary institution through which you hold your shares. See What do I need to do to attend the annual meeting?

What is a broker non-vote?

If you are a street name holder, you must instruct your intermediary institution how to vote your shares. If you do not, your shares will not be voted on any proposal for which the broker does not have discretionary authority to vote, which is referred to as a “broker non-vote.” In these cases, the broker can register your shares as being “present and entitled to vote” for purposes of determining the quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange, or “NYSE”. Under those rules, your intermediary institution has discretionary voting authority to vote your shares on the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, even if it does not receive voting instructions from you. But the election of directors and the advisory say-on-pay vote are non-discretionary items, and they may not be voted upon by your broker without specific voting instructions from you. Accordingly, your shares would not be voted on these matters.

Is there a list of stockholders entitled to vote at the annual meeting?

A list of stockholders of record entitled to vote at the meeting will be available for inspection at the meeting and for the ten days before the meeting for any purpose germane to the meeting during ordinary business hours at Resolute Forest Products Inc., 111 Duke Street, Suite 5000, Montréal, Québec, Canada H3C 2M1, from May 2, 2013, through May 15, 2013.

What is the quorum for the annual meeting?

The presence of the holders of shares of common stock representing at least one-third of the voting power of all common stock issued and outstanding and entitled to vote at the meeting, in person or by proxy, is necessary to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes are considered present for purposes of determining a quorum.

How will my shares be voted at the annual meeting?

At the meeting, the persons named in the proxy card or, if applicable, their substitute(s) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted:

•	FOR the election of each director nominee;

•	FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

•	FOR the advisory resolution approving executive compensation.

Can I revoke my proxy?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	giving written notice to the Company’s corporate secretary;

•	delivering a valid, later-dated proxy, or later-dated vote by telephone or on the Internet, before the annual meeting; or

•	voting in person at the annual meeting.

If you are a street name holder, you may submit new voting instructions by contacting your intermediary institution. All shares for which proxies have been properly submitted and not revoked will be voted at the annual meeting.

What are the voting requirements for the approval of each matter presented at the annual meeting?

•	Election of directors. Under our by-laws, directors are elected by a plurality vote. Withhold votes, abstentions and broker non-votes will not affect the outcome of the director election.

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Ratification of PricewaterhouseCoopers LLP. The ratification of the appointment of an independent registered public accounting firm is not required under our by-laws but we are asking as a matter of good governance. A majority of the votes present and entitled to vote at the meeting must vote to approve the ratification of PricewaterhouseCoppers LLP as our independent registered accounting firm for the 2013 fiscal year for the ratification to pass. Abstentions will have the same effect as a vote “against” this proposal.

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Advisory vote on executive compensation. Under our by-laws, a majority of the votes present and entitled to vote at the meeting must vote to adopt, on an advisory basis, the resolution approving compensation of our named executive officers. Abstentions will have the same effect as a vote “against” this proposal, but broker non-votes will have no effect.

Will my vote be confidential?

Yes. We have a policy of confidentiality in the voting of stockholder proxies. Individual stockholder votes are kept confidential, unless disclosure is necessary to meet applicable legal requirements to assert or defend claims for or against the Company or made during a contested proxy solicitation, tender offer or other change of control situation.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies for the annual meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers or employees telephonically, electronically or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. We will reimburse brokers and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners.

What information is available via the Internet?

These documents can be found at www.edocumentview.com/RFP:

•	notice of annual meeting;

•	proxy statement;

•	2012 annual report; and

•	form of proxy.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return by mail, or submit via the Internet or by telephone, each proxy card and voting instruction card you receive. If you would like to consolidate multiple accounts at our transfer agent, please contact Computershare Trust Company, N.A. at (866) 820-6919 (toll free for Canada and the U.S.) or (781) 575-3100.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the Securities and Exchange Commission, or the “SEC,” called “householding,” pursuant to which stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the notice of annual meeting and proxy statement and our 2012 annual report, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding would not in any way affect dividend check mailings, if any.

If you participate in householding and wish to receive a separate copy of this notice of annual meeting and proxy statement, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact our transfer agent.

If you are a street name holder, you can request information about householding from your intermediary institution.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Principles

The board has adopted a formal set of corporate governance principles and practices, which we refer to as the “corporate governance principles.” The purpose of the corporate governance principles, which are available on our website (www.resolutefp.com/About_Us/Corporate_Governance), is to provide a structure within which directors and management can pursue the Company’s objectives for the benefit of stockholders and within which directors can supervise Company management. The corporate governance principles are guidelines intended to serve as a flexible framework within which the board may conduct its business, and not as a set of legally binding obligations.

The corporate governance principles outline the board’s responsibilities and the interplay among the board and its committees in furthering the Company’s overall objectives. The corporate governance principles note the board’s role in advising management on significant issues facing the Company and in reviewing and approving significant actions. In addition, the corporate governance principles highlight the principal roles of certain committees of the board, including:

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The board’s selection and evaluation of senior executive officers, including the president and chief executive officer, with assistance from the human resources and compensation/nominating and governance committee, and succession planning.

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The administration of executive and director compensation by the human resources and compensation/nominating and governance committee, with final approval of CEO and director compensation by the board.

•	The selection and oversight of our independent registered public accounting firm and oversight of public financial reporting by the audit committee.

•

The evaluation of candidates for board membership and the oversight of the structure and practices of the board, the committees and corporate governance matters in general by the human resources and compensation/nominating and governance committee, including annual assessment of board and committee effectiveness.

Our corporate governance principles also include, among other things:

•	General qualifications for board membership, including independence requirements (with, among other things, the categorical standards for board determinations of independence).

•	Director responsibilities, including board and stockholder meeting attendance and advance review of meeting materials.

•	Provisions for director access to management and independent advisors, and for director orientation and continuing education.

•

An outline of management’s responsibilities, including production of financial reports and disclosures, implementation and monitoring of internal controls and disclosure controls and procedures, development, presentation and implementation of strategic plans and setting a strong ethical “tone at the top.”

Director Independence

The Company’s corporate governance principles also include standards concerning the independence of board members. Those standards are designed to comply with those established by the SEC and the NYSE. They include the following:

•

Each member of the board, except for the president and chief executive officer and, at the discretion of the board, up to two additional directors, must be “independent.” The definition of “independence” is based on the NYSE’s corporate governance standards, which also require a majority of directors to be “independent,” and rules established by the SEC.

•	Each member of the audit committee and the human resources and compensation/nominating and governance committee must be “independent.”

•

The independent directors must meet in executive session at least annually without any non-independent director or executive officer. The independent directors will also meet in executive session at the end of any board meeting at the request of any independent director. The chair, or lead director, if applicable, presides at these meetings.

On the basis of information solicited from each director, and upon the advice and recommendation of our human resources and compensation/nominating and governance committee, the board has determined that 5 out of the Company’s incumbent directors and the two nominees are “independent,” as defined in the NYSE’s corporate governance standards and our by-laws, namely: directors Richard D. Falconer, Jeffrey A. Hearn, Alain Rhéaume, Michael S. Rousseau and David H. Wilkins, and director nominees Michel P. Desbiens and Jennifer C. Dolan.

The board has also determined that each member of the audit committee and the human resources and compensation/nominating and governance committee satisfies the requirements for independence, including the additional independence standards required for audit committee members under NYSE rules. As part of these determinations, which included considering the relationships described below under Related Party Transactions and the categories of relationships below, the board determined that none of the independent directors has a direct or indirect material relationship with the Company other than his role as a director or any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our corporate governance principles reflect the board’s determination that the following categories of relationships alone are not material and will not impair a director’s independence:

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Ownership of less than 5% of the equity of, or being a director of, another company that does business with the Company where the annual sales to, or purchases from, the Company are less than 5% of the annual revenues of either company.

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Ownership of less than 5% of the equity of, or being an executive officer or director of, an unaffiliated company that is indebted to the Company (or to which the Company is indebted), where the total amount of either company’s indebtedness to the other is less than 5% of the total consolidated assets of either company.

•

Serving as an officer, director or trustee of a charitable organization, where the Company’s charitable contributions to the organization are less than 2% of that organization’s total annual charitable receipts, or $20,000 per year, whichever is less.

The board, acting through the disinterested directors, considered each of the transactions discussed under Related Party Transactions below and determined that they were in compliance with the guidelines. The audit committee is responsible for reviewing and overseeing related party transactions and conflicts of interest situations involving the Company, its directors, officers and related parties.

Codes of Conduct

We have adopted a written code of business conduct that applies to all employees, including our president and chief executive officer, chief financial officer and chief accounting officer. Under the code of business conduct, employees are required to obtain the prior approval of the chief legal officer or, in the case of executive officers, from the human resources and compensation/nominating and governance committee, before entering into any transaction that might present a conflict of interest, including related party transactions with the Company.

The board adopted a separate board of directors’ code of conduct and ethics that applies specifically to directors. The directors’ code of conduct and ethics, among other things, describes our policy concerning the review and approval of conflicts of interest or related party transactions with respect to board members and provides guidance to directors in handling unforeseen situations as they arise. The guidelines provide that each director (1) must avoid every conflict of interest with the Company and must recuse himself or herself from any board decision where a conflict of interest may exist, (2) owes a duty to the Company to advance its legitimate interests when the opportunity to do so arises, (3) must maintain confidentiality of information entrusted to him or her, (4) comply, and oversee the compliance by employees, officers and other directors, with applicable laws, rules and regulations, (5) must deal fairly, and must oversee fair dealing by employees and officers, with the Company’s customers, suppliers, competitors and employees, (6) should promote ethical behavior and (7) protect the Company’s assets and ensure their efficient use.

The codes of conduct are available on our website at www.resolutefp.com/about_us/corporate_governance. In addition, should there be any waiver or amendment to the codes of conduct, those waivers or amendments will also be posted on our website.

Board Leadership Structure; Communication with Independent Directors

The Company’s business is managed under the direction of the board, with the board delegating the management of the Company to the president and chief executive officer, working with other executive officers, in a manner consistent with the Company’s objectives and in accordance with its by-laws. This delegation of authority is not intended to minimize the board’s supervisory duties, as more fully set forth in our corporate governance principles.

Mr. Evans, the Company’s outgoing chair of the board and an independent director, presides over each board meeting and the separate meetings of independent directors in executive session. Our by-laws provide that in the event the chair of the board is not an independent director, an independent director selected by a majority of the board will serve as lead director, whose responsibilities include, among other things, chairing any meeting of the independent directors in executive session.

While the Company does not have a written policy on the matter, the board currently separates the positions of chairman and chief executive officer. By doing so, it allows the chief executive officer to focus on managing the Company and the chairman, together with the lead director if applicable, to lead the board in providing advice to, and independent oversight of, management. We believe that this structure recognizes the time and effort that our chief executive officer is called to devote to his position, and facilitates the independent functioning of the board, thus enhancing the fulfillment of its oversight responsibilities, and setting the tone for the board in fostering ethical and responsible decision-making and sound corporate governance practices.

Stockholders and other interested persons that would like to communicate with the independent directors may send an e-mail to independentdirectors@resolutefp.com or send a written communication to: Resolute Forest Products Inc. Independent Directors, c/o Resolute Forest Products Corporate Secretary, 111 Duke Street, Suite 5000, Montréal, Québec, Canada, H3C 2M1. The Company’s corporate secretary will forward those communications to the intended recipients and will retain copies for the Company’s records.

Regardless of the method of communication, no message will be screened or edited before it is delivered to the intended recipient(s), who will determine whether to relay the message to other members of the board.

Board’s Role in Risk Oversight

Management is responsible for assessing and managing risk, subject to oversight by our board. The board executes its oversight responsibility for risk assessment and risk management directly through its committees, as follows:

•

Audit committee. The audit committee periodically reviews management’s plans to manage the Company’s exposure to financial risk, and reports or makes recommendations on significant issues to the board. To the extent deemed appropriate in fulfilling its responsibilities, the audit committee also discusses and considers the Company’s policies with respect to general risk assessment and risk management, and reviews contingent liabilities and risks that may be material to the Company, including major legislative and regulatory developments that could materially impact the Company’s contingent liabilities.

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Environmental, health and safety committee. The environmental, health and safety committee reviews the Company’s outstanding and potential liabilities related to environmental, health and safety matters. In addition, the environmental, health and safety committee reviews with management all significant environmental incidents or occupational accidents within the Company and any event of material non-compliance. The committee also monitors the Company’s relationships with external environmental, health and safety regulatory authorities, which are critical to our business operations.

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Finance committee. The finance committee reviews at least annually a report prepared by management on the financial health, from an actuarial perspective, of the benefit plans of the Company’s subsidiaries, and related funded obligations. In addition, at least annually and as needed, the finance committee reviews the adequacy of management’s plans and processes to manage the Company and its subsidiaries’ exposure to financial risks and the Company and its subsidiaries’ insurance principles and coverage, including those associated with the use of derivatives, currency and interest rates swaps and other risk management techniques. The finance committee also reviews, as needed, the actual and projected financial situation and capital needs of the Company in light of the Company’s business plan and strategy, cash plan, short-term investment policy, balance sheet, dividend policy, issuance or repurchase of Company stock and capital structure (e.g., the respective level of debt and equity, the sources of financing and equity, the Company’s financial ratios and credit rating policy).

•

Human resources and compensation/nominating and governance committee. As further described below, the human resources and compensation/nominating and governance committee assists the board in discharging its responsibilities with respect to human resources strategy, policies and programs and matters relating to the use of human resources and also assists the board in fulfilling its responsibilities to ensure that the Company is governed in a manner consistent with its by-laws and in the best interests of its stockholders. The human resources and compensation/nominating and governance committee also considers the impact of the Company’s executive compensation program and the incentives created by the compensation awards on the Company’s risk profile, and reviews all of the Company’s compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The board believes that these roles are important in managing the Company’s reputational risk.

The board does not view risk in isolation. Risks are considered in virtually every business decision, including those related to the Company’s strategic plan and capital structure.

Director Qualifications and Nomination Process

We believe that each director should possess high personal and professional ethics, integrity and values, an inquiring and independent mind as well as practical wisdom, vision and mature judgment. He or she should also have substantial training and experience at the policy-making level in business, government, or education and/or expertise that is useful to the Company and complementary to the background and experience of other board members, so that an optimum balance of expertise among members on the board can be achieved and maintained. In light of other business and personal commitments, he or she should also be willing and able to devote the required amount of time to diligently fulfill the duties and responsibilities of board membership, and be committed to serve on the board over a period of years to develop knowledge about the Company’s operations.

With respect to the human resources and compensation/nominating and governance committee’s evaluation of nominee candidates, including those recommended by stockholders, the committee has no formal requirement or minimum standard for the evaluation of nominees. Rather, the committee considers each candidate on his or her own merits. But in evaluating candidates, some of the specific areas of expertise and experience that we believe to be important in light of our business are listed below; ideally, these areas should be represented by at least one board member:

•	professional services, such as lawyers, investment bankers and university professors

•	politics/government relations

•	management/operating experience, such as a chief executive office, chief operating officer or senior manager

•	financial/accounting experience, such as a chief financial officer, certified financial analyst or chartered public accounting or analyst

The applicable aspects of each director’s experience, qualifications and skills that the board considered in their nomination in light of the foregoing are included in their individual biographies. It is also desirable that each member of the board has recent experience as a member of the board of at least one other company, preferably a public company.

The board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for our board. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Stockholders who wish to submit director candidates for consideration by our human resources and compensation/nominating and governance committee at the 2013 annual meeting may do so by submitting in writing such candidates’ names, in compliance with the procedures and along with the other information required by our by-laws, to the corporate secretary, Resolute Forest Products, 111 Duke Street, Suite 5000, Montréal, Québec, Canada H3C 2M1, no earlier than February 15, 2014 and no later than March 17, 2014.

Meetings and Committees

The board met 10 times in 2012. No incumbent director attended fewer than 75% of the regular and special meetings of the board and the standing committees on which the director sits. In fact, with the exception of only one absence at one meeting, each incumbent director attended all the regular and special meetings of the board and the standing committees on which the director sits.

We expect each director to attend all regular board meetings, all meetings of the committee(s) on which the director sits and all annual and special meetings of stockholders. All the incumbent directors attended last year’s annual meeting of stockholders.

The board has adopted a written charter for each of its four standing committees: the audit committee, the human resources and compensation/nominating and governance committee, the environmental health and safety committee and the finance committee. Each committee’s charter is available on our website at www.resolutefp.com/about_us/corporate_governance.

Audit Committee

The members of the audit committee are: Richard D. Falconer, Alain Rhéaume (chair) and Michael S. Rousseau. The board has determined that each member of the audit committee is “independent” in accordance with the NYSE’s corporate governance standards, our by-laws and rule 10A-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” The board has determined that each of Messrs. Rhéaume and Rousseau is an “audit committee financial expert” in accordance with SEC rules.

The audit committee oversees our financial reporting, internal controls and audit function process on behalf of the board. Its purposes and responsibilities include:

•	Monitoring the integrity of our financial reporting process, systems of internal control and financial statements.

•	Monitoring the independence and qualifications of our independent registered public accounting firm.

•	Overseeing the audit of the Company’s financial statements.

•	Monitoring the performance of our internal audit function and independent registered public accounting firm.

•	Monitoring our compliance with legal and regulatory requirements that could have an impact on the Company’s financial statements.

•	Foster open communications among the board, management, the independent registered public accounting firm and internal auditors.

•	Reviewing management’s plans to manage the Company’s exposure to financial risk and report or make recommendations on significant issues to the board.

•	Overseeing other matters mandated by applicable rules and regulations as well as listing standards of the NYSE.

The audit committee met nine times in 2012.

Environmental, Health and Safety Committee

The members of the environmental, health and safety committee are: Jeffrey A. Hearn (chair), Richard D. Falconer, Bradley P. Martin and David H. Wilkins. The environmental, health and safety committee monitors the policies, management systems and performance of the Company’s environmental and occupational health and safety matters on behalf of the board.

The primary responsibilities of the environmental, health and safety committee include:

•	Reviewing the adequacy of the environmental, health and safety programs and performance of the Company.

•	Reviewing annually the Company’s environmental, health and safety (i) vision and policies and (ii) strategies and objectives.

•	Reviewing outstanding and potential liabilities for environmental, health and safety matters.

•	Reviewing with management all significant environmental incidents or occupational accidents within the Company and any events of material non-compliance.

•	Monitoring the Company’s relationships with external environmental, health and safety regulatory authorities and with other stakeholders.

The environmental, health and safety committee met three times in 2012.

Finance Committee

The members of the finance committee are: Richard D. Falconer (chair), Bradley P. Martin and Alain Rhéaume. The primary responsibilities of the finance committee include:

•

Reviewing as needed the adequacy of management’s plans to manage the Company’s exposure to financial risk and insurance principles and coverage, including those associated with the use of derivatives, currency and interest rate swaps and other risk management techniques.

•	Reviewing as needed the actual and projected financial situation and capital needs of the Company.

•	Reviewing at least annually the Company’s tax situation and tax strategy.

•	Reviewing as needed the Company’s investor profile and related investor relations and stockholder services of the Company.

•	Reviewing any mergers, acquisitions, divestitures, joint ventures and other similar transactions and capital expenditure projects to be submitted to our board.

•

Reviewing at least once a year a report prepared by management on the financial health, from an actuarial perspective, of the benefit plans of the Company’s subsidiaries, and related funding obligations.

Our finance committee met four times in 2012.

Human Resources and Compensation/Nominating and Governance Committee

The members of the human resources and compensation/nominating and governance committee are: Jeffrey A. Hearn, Michael S. Rousseau (chair) and David H. Wilkins. Mr. Martin served on the committee until February, when he voluntarily stepped down as the committee concluded that it would not recommend to the full board that he continue to be considered as independent under the Company’s corporate governance standards and the other applicable standards. The human resources and compensation/nominating and governance committee’s primary responsibilities include:

•	Human resources and compensation

•	Reviewing from time to time and approving the structure of the Company’s executive compensation to ensure the structure is appropriate to achieve the Company’s objectives.

•	Evaluating annually the chief executive officer’s performance and compensation, and participating in such evaluation as it relates to other executive officers of the Company.

•	At least annually, working with the chair of the board and the chief executive officer to plan for chief executive officer succession and reviewing the succession planning with the board.

•	Recommending to the board the appropriate structure and amount of compensation for non-employee directors.

•	Periodically evaluating the Company’s incentive plans and approve proposed amendments to benefit plans.

•	Reviewing and approving employment, severance and change in control agreements.

•	Recommending to the board nominees to serve as officers of the Company.

•	Corporate governance

•	Overseeing and monitoring compliance with the Company’s code of business conduct and the directors’ code of conduct and ethics.

•	Developing and recommending the Company’s corporate governance principles to the board.

•	Making recommendations to the board regarding stockholder proposals and any other matters relating to corporate governance.

•

Considering the impact of the Company’s executive compensation program and the incentives created by compensation awards on the Company’s risk profile, and reviewing all of the Company’s compensation policies and procedures.

•	Board of directors and board committees

•	Annually evaluating the size and composition of the board.

•	Identifying and recommending qualified director candidates to the board and submitting a slate of nominees for election by stockholders at the annual meeting.

•	Considering director candidates proposed by stockholders in accordance with the Company’s by-laws.

•	Ensuring a process by which the board can assess its performance.

•	Assessing the performance of each board committee annually, including a review of board committee charters.

The human resources and compensation/nominating and governance committee met five times in 2012.

Director Compensation

Director Compensation for 2012

Name	Fees Earned or Paid in Cash (1)(2)	Stock Awards (3)		Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation	Total
Richard B. Evans	225,000	75,000	(8)		—	—		—	300,000
Richard Falconer	97,500	75,000	(7)		—	10,468	(9)	—	182,968
Richard Garneau (4)	—	—			—	—		—	—
Jeffrey Hearn	90,000	75,000	(8)		—	—		—	165,000
Bradley P. Martin	56,250	37,500	(7)		—	3,912	(9)	—	97,662
Alain Rhéaume	100,000	75,000	(7)		—	—		—	175,000
Paul C. Rivett (5)	45,000	75,000	(7)		—	—		—	120,000
Michael Rousseau (6)	86,250	75,000	(7)		—	—		—	161,250
David Wilkins	75,000	75,000	(8)		—	—		—	150,000

1.	Retainer fees of all directors were payable in cash, except those of Mr. Falconer and Mr. Martin, who elected to defer $97,500 and $37,500, respectively, of their fees under the Resolute Forest Products Outside Director Deferred Compensation Plan (previously named the AbitibiBowater Outside Director Deferred Compensation Plan), or “director deferred compensation plan.”

2.	The director fees are paid quarterly.

3.	On February 27, 2012, each outside director, except Mr. Martin, was granted an equity award with an aggregate grant date fair value of $75,000 each under FASB ASC Topic 718 and covering 4,889 shares of Company common stock, subject to the Resolute Forest Products Equity Incentive Plan (previously named the 2010 AbitibiBowater Inc. Equity Incentive Plan), or “equity incentive plan.” The Company determined the number of shares by dividing the award value by the arithmetic mean of the high and low prices per share at which the Company’s common stock was traded on the NYSE on February 24, 2012, or $15.34. Canadian directors received the award in the form of deferred stock units, or “DSUs,” and U.S. directors received the award in the form of restricted stock units, or “RSUs” (collectively, “2012 equity awards”). For each director except Messrs. Martin and Rivett, the 2012 equity awards vested in 25% tranches on the last day of each calendar quarter of 2012. Mr. Martin’s 2012 equity award was granted on August 6, 2012, following his election to the board of directors on May 23, 2012, and had an aggregate grant date fair value of $37,500 under FASB ASC Topic 718 and covering 3,290 shares of Company common stock (determined by dividing the award value by the arithmetic mean of the high and low prices per share at which the Company’s common stock was traded on the NYSE on August 3, 2012, or $11.40), subject to the equity incentive plan. Mr. Martin’s award vested in 50% tranches on the last day of the third and fourth calendar quarters of 2012. See footnote (5) for a description of the vesting of Mr. Rivett’s 2012 equity award. As of December 31, 2012, the 2012 equity awards to Messrs. Evans, Falconer, Hearn, Martin, Rhéaume, Rousseau and Wilkins were fully vested. Each director’s vested equity award other than Mr. Martin had a fair market value of $68,055 on December 31, 2012 (based on the per-share closing trading price on the NYSE of shares of the Company’s common stock on December 31, 2012, or $13.92). Mr. Martin’s vested equity award had a fair market value of $45,797 on December 31, 2012.

4.	As permitted under SEC rules, all of Mr. Garneau’s compensation from the Company for 2012 is set forth in the Summary Compensation Table because he was a named executive officer in 2012.

5.	Mr. Rivett did not stand for re-election at the Company’s 2012 annual meeting, and his term of office automatically expired as of May 23, 2012. He received his annual retainer fee and committee chair fee payable through June 30, 2012. Effective as of his termination of service on May 23, 2012, Mr. Rivett vested in the second tranche of his 2012 equity award and he forfeited the remaining 50% of his 2012 equity award.

6.	Effective April 1, 2012, Mr. Rousseau assumed the responsibilities of chair of the compensation committee and received compensation for his services as committee chair beginning as of this date.

7.	The 2012 equity awards to Messrs. Falconer, Martin, Rhéaume, Rivett and Rousseau were in the form of DSUs.

8.	The 2012 equity awards to Messrs. Evans, Hearn and Wilkins were in the form of RSUs.

9.	These amounts represent “premium stock units” credited to Messrs. Falconer and Mr. Martin’s account under the director deferred compensation plan (as described below under Resolute Forest Products Outside Director Deferred Compensation Plan) as a result of the deferral of their 2012 fees under such plan.

Standard Compensation Arrangement

Cash Component

Compensation payable to the non-employee directors is based on an annual retainer fee, payable in cash in equal quarterly installments. For 2012, the annual retainer fee remained unchanged from 2011 at $75,000. In recognition of their added responsibilities, the board chair and committee chairs receive additional annual fees, payable in cash in equal quarterly installments. The additional annual fees remained unchanged from 2011 at $150,000 for the board chair, $25,000 for the audit committee chair and $15,000 for the other committee chairs. The Company reimburses all directors for reasonable expenses incurred in connection with attending board and committee meetings.

Resolute Forest Products Outside Director Deferred Compensation Plan

Non-employee directors had an opportunity to defer all or a portion of their cash fees under the director deferred compensation plan. Fees deferred pursuant to the director deferred compensation plan are credited as DSUs for Canadian directors and as RSUs for U.S. directors. DSUs and RSUs have an initial value equal to the fair market value of the Company’s common stock on the trading day immediately before the date they are credited, and their value is always tied to the value of the Company’s common stock. The number of deferred compensation DSUs and RSUs is determined by dividing 110% of the amount of fees deferred by the fair market value of the Company’s common stock on the trading day immediately before the date the fees would otherwise be paid, resulting in a 10% incentive (referred to in the director deferred compensation plan as the “premium stock units,” as applicable). DSUs and RSUs credited in respect of this incentive vest over three calendar years. Premium stock units also become fully vested upon a termination of board service for any reason other than “cause.” Non-premium DSUs and RSUs are always fully vested. DSUs are payable in cash upon the earlier of termination of board service or death, subject to vesting of the premium DSUs. For a Canadian director who is not subject to Section 409A of the U.S. Internal Revenue Code, the “Code,” vested DSUs are paid on December 15 of the calendar year following the calendar year of a termination of board service, unless the director provides advance written notice specifying an earlier settlement date. Vested DSUs are paid as soon as administratively feasible after a termination of board service by a Canadian director who is subject to Code Section 409A. RSUs are also paid in cash, but generally in three installments over the first three calendar years following the calendar year in which the RSUs were awarded, subject to vesting of the premium RSUs. Payment of the vested RSUs is accelerated in the case of a termination of board service before one or more scheduled payment dates.

Equity Component

In addition to the cash component of the directors’ compensation, to ensure the directors’ interests are aligned with those of the stockholders, we grant annual equity-based awards to each director. The 2012 annual equity award was granted on February 27, 2012. The compensation committee subsequently adopted a policy that sets the annual grant date for director equity awards as the fourth trading date after the release of fourth quarter earnings.

The 2012 annual equity award and its terms are highlighted in the table above and the accompanying footnotes. In addition to the terms noted above, the terms of the 2012 equity awards also include conditions for accelerated vesting upon death, disability, or failure to be re-elected as a director or mandatory retirement. Because

Mr. Martin’s grant was not made until August 2012 following his initial election to the board of directors on May 23, 2012, Mr. Martin’s award does not contain accelerated vesting in the case of a failure to be re-elected as a director or mandatory retirement. However, it is the Company’s current practice to provide for accelerated pro rata vesting of equity in the year a director’s board service terminates (except for cause). In the event that a director’s service on the board is terminated for “cause,” all of his DSUs or RSUs, as applicable, will be forfeited, including any DSUs or RSUs that were vested but unsettled. Vested DSUs granted to each Canadian director are settled in Company stock upon the earliest of a director’s termination of service, death or disability. Vested RSUs granted to each U.S. director are settled in Company stock in one-third increments on March 31 of 2013, 2014 and 2015, with accelerated settlement in the event of a director’s termination of service, death or disability.

Under the terms of the 2012 equity awards, “cause” means a director’s (i) commission of a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (ii) engaging in conduct that would bring or is reasonably likely to bring the Company or any of its affiliates or subsidiaries into public disgrace or disrepute, or that would affect the Company’s or any affiliate’s or subsidiary’s business in any material way, (iii) failure to perform duties as reasonably directed by the Company (which, if reasonably curable, is not cured within 10 days after notice thereof is provided to the director), or (iv) gross negligence, willful malfeasance or a material act of disloyalty or other breach of fiduciary duty with respect to the Company, its affiliates or subsidiaries (which, if reasonably curable, is not cured within 10 days after notice is provided to the director).

The following table shows the total outstanding awards held by the directors at December 31, 2012. The option award represents the award granted to all directors except Mr. Martin upon the Company’s emergence from creditor protection proceedings. It was a one-time option grant and is not a part of the directors’ annual compensation program. The remaining awards were in the form of DSUs for Canadian directors and RSUs for U.S. directors.

	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Vested	Market Value of Shares or Units That Have Vested
Name		Exercisable	Unexercisable
Each Director at 12/31/12 (1)	01/09/11	4,651	4,651	$23.05	01/08/2021	—	$—
Each Director, except
Mr. Martin, at 12/31/12 (1)	04/08/11	—	—	—	—	2,711	37,737	(2)
	02/27/12	—	—	—	—	4,889	68,055	(2)
Mr. Martin at 12/31/12	08/06/12	—	—	—	—	3,290	45,797	(2)

1.	Mr. Garneau’s equity awards are set forth in the Summary Compensation Table as permitted under SEC rules.

2.	The fair market value shown is based on the per-share closing trading price on the NYSE of shares of the Company’s common stock on December 31, 2012, or $13.92.

Stock Ownership Guidelines

We have established stock ownership guidelines for directors to ensure that they are also stockholders, thereby aligning their interests with those of other Company stockholders. Under the guidelines, each director must own shares of Company stock equal to three times the annual cash retainer fee ($225,000 in total as of December 31, 2012). For purposes of the guidelines, all shares directly owned and deferred stock units (whether DSUs or RSUs and whether vested or unvested) are included in the calculation. Unexercised stock options are not included in the calculation. Until the stock ownership requirement is met, the guidelines require directors to hold all shares received upon settlement of stock units (excluding shares withheld for taxes) and a number of shares equal to 50% of any gain realized upon option exercise. To determine whether a director has met the stock ownership requirement, the shares held by each director will be calculated on the basis of fair market value of the common stock at the time of measurement. Under the Company’s insider trading policy, directors are strongly discouraged from entering into hedging or monetization arrangements involving our common stock; all such transactions are subject to a pre-clearance requirement. As of December 31, 2012, Messrs. Evans and Falconer own sufficient shares to meet the stock ownership requirement. The remaining directors continue to hold their shares pursuant to the guidelines, but have not yet met the stock ownership requirement.

RELATED PARTY TRANSACTIONS

The Company’s corporate governance principles provide the framework under which we consider “related party transactions,” which are generally relationships and transactions involving more than $120,000 in any fiscal year in which the Company is a participant and in which any director, executive officer, holder of more than 5% of our outstanding common stock or their immediate family members has a direct or indirect material interest. The audit committee, in consultation with the human resources and compensation/nominating and governance committee, is responsible for implementing and overseeing policies and procedures for related party transactions and conflict of interest situations, and also reviews all related party transactions or potential conflict of interest situations involving the Company, its directors, officers and related parties. The board may also create special independent committees from time to time to review certain transactions, including related party transactions. The corporate governance principles provide that directors may not enter into a transaction with the Company without first disclosing the transaction and obtaining advance approval by the board and the audit committee, and the director must recuse himself or herself from board consideration and decision on any such transaction.

The board or the audit committee, acting only through disinterested directors, considered the following related party transaction and determined that it was in compliance with our corporate governance principles.

In connection with our announcement on November 28, 2011, that we would commence a formal take-over bid to acquire all of the issued and outstanding common shares of Fibrek Inc., we entered into lock-up agreements with three significant shareholders of Fibrek, including Fairfax Financial Holdings Limited, or “Fairfax.” Fairfax has beneficially owned more than 5% of our common stock since our emergence from the creditor protection proceedings. Bradley P. Martin, a Company director, is vice president for strategic investments, and Paul C. Rivett, formerly a Company director, is a vice president and the chief legal officer of Fairfax. Under the lock-up agreement, Fairfaix agreed to tender all of its common shares of Fibrek to our take-over bid, subject to certain conditions. In consideration for the Fibrek common shares we acquired from Fairfax pursuant to the take-over bid and the lock-up agreement, we distributed to Fairfax 955,038 shares of our common stock on April 19, 2012.

Other than the lock-up agreement described above, there were no transaction during 2012 in which the Company or any of its subsidiaries was a participant, the amount involved exceeded over $120,000, and any director, director nominee, executive officer or any of their immediate family members had a direct or indirect material interest reportable under applicable SEC rules, nor is there any currently proposed.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Executive Summary

This Compensation Discussion and Analysis, or “CD&A,” summarizes our executive compensation philosophy and programs, the decisions made under those programs and changes made to reflect our business objectives. While the executive compensation program is generally applicable to the president and chief executive officer and all senior vice presidents, this CD&A focuses on the compensation of our “named executive officers” for 2012:

•	Richard Garneau, president and chief executive officer

•	Jo-Ann Longworth, senior vice president and chief financial officer

•	Alain Boivin, senior vice president, pulp and paper operations

•	Yves Laflamme, senior vice president, wood products, procurement and information technology

•	Jacques P. Vachon, senior vice president, corporate affairs and chief legal officer

In 2011, much of the Company’s management team were new members of the team, and the human resources and compensation/nominating and governance committee, the “compensation committee,” made a number of changes to simplify the executive compensation program, reduce the cost of certain pay elements, and better align certain pay elements with the Company’s comparator groups (identified under Setting Compensation Levels — Benchmarking Data below) to enhance its competitive pay practices and create symmetry between the Company’s U.S. and Canadian employees. These changes were:

•

STIP. Changed the performance measures to better align with business strategy and expanded the eligible class of recipients under the Company’s short-term incentive plan, or “STIP,” but limited the overall payout to 7% of free cash flow. The overall payout limit strikes a balance between providing an incentive payout for employees and maximizing stockholder returns.

•	Equity Award Mix. Rebalanced the mix of equity award value from 75% stock options and 25% RSUs to 50% stock options and 50% RSUs to better align with market practices of its comparator groups.

•

Equity Award Retirement Vesting Feature. Adopted a feature to allow continued vesting of equity awards in the event an employee retires at least six months after the grant date. This will help to recruit and reward talent with significant experience in the forest products industry.

•	Supplemental Retirement Plans. Terminated the supplemental deferred defined contribution retirement plan and approved a replacement program providing less generous company contributions.

•	Stock Ownership Guidelines. Adopted and implemented stock ownership guidelines for management.

The compensation committee did not make any additional significant changes in the executive compensation program in 2012, but continued to evaluate the competitiveness of the program against the Company’s comparator groups. Instead, the compensation committee focused on implementing best practices. Specifically, the compensation committee:

•

Re-evaluated the Company’s comparator groups and reviewed the competitiveness of total direct compensation (base salary, short-term and long-term incentives) for the Company’s president and chief executive officer and all senior vice presidents;

•	Undertook a more formal risk assessment of its compensation program;

•

Began to evaluate a recoupment policy and in 2013, adopted a recoupment policy including parameters for recoupment based on best practices, the Sarbanes-Oxley Act and expected guidance under the Dodd-Frank Act; and

•

Revised the insider trading policy to better specify the transactions that are subject to the insider trading policy, including among others, hedging or monetization transactions and, while strongly discouraging such transactions, to require pre-clearance for any hedging or monetization transactions. In addition, while the insider trading policy allows prearranged, pre-approved trading plans (Section 10b5-1 plans), the policy was further updated to not allow any trades within two weeks after a Section 10b5-1 plan is approved and implemented.

Objectives

Our executive compensation program is designed to meet the following objectives:

•

Attract and retain team members with superior management ability, insight and judgment who will continue to position the Company for sustained profitability through changing business cycles in the forest products industry;

•

Motivate and reward the president and chief executive officer and all senior vice presidents for their contributions to the Company’s growth and profitability on a short- and long-term basis by linking a significant portion of the compensation package to the achievement of specific financial measures; and

•	Ensure a strong alignment between executives and all stockholder interests.

Executive Compensation Process

The compensation committee independently assesses the performance goals and objectives of the president and chief executive officer and makes recommendations to the board as to the amounts and individual elements of his total compensation. The independent directors of the board ultimately approve the final compensation package for the president and chief executive officer. For the senior vice presidents, the compensation committee evaluates and approves all elements of total compensation.

Consistent with its authority under its charter, the compensation committee selects and retains its own independent advisors to provide guidance on the competitiveness and appropriateness of the compensation programs for the president and chief executive officer and all senior vice presidents. For 2012, the compensation committee retained Towers Watson to provide this advice. In 2011, Towers Watson was recommended by management to the compensation committee for retention following review of its predecessor compensation consultant. Towers Watson also provided management advice on these matters and is engaged to provide management advice on compensation matters for non-executives. Towers Watson’s aggregate fees for this consulting in 2012 were $53,782. For 2012, Towers Watson received less than $120,000 in fees for other services provided to the Company.

As more fully described below, Towers Watson assisted the compensation committee in reviewing and re-evaluating the Company’s comparator groups. While internal and external information and advice have been used in the ongoing assessment of the executive compensation programs, the compensation committee and the board retained the full responsibility for all decisions related to the Company’s compensation programs and plans as well as their implementation.

To this end, the compensation committee evaluates total direct compensation (comprising base salary and short-term and long-term incentives) against the median level of the company’s comparator groups. It makes its compensation decisions on various elements at different times in the year. In February 2012, the compensation committee evaluated the management team’s responsibilities and made corresponding adjustments in base salary, determined the 2011 STIP payout, and evaluated the proposed terms of the 2012 STIP for the board’s approval. In July 2012, the compensation committee evaluated benchmarking data for the president and chief executive officer and all senior vice presidents to reassess its level of total direct compensation against its comparators. Following this review, the compensation committee made additional base salary adjustments for certain officers. In October 2012, the compensation committee awarded the annual equity grant.

2012 Say-on-Pay Vote

Stockholders approved our executive compensation with over 99% of the votes cast in favor of the non-binding resolution approving executive compensation, or the “say-on-pay” vote, at the 2012 annual meeting of stockholders. We believe that such a result demonstrates that our stockholders strongly support our compensation policies and programs. Although the compensation committee made certain salary adjustments in 2012, as further described in this CD&A, these changes were not made in response to the advisory vote on say-on-pay but rather were made in the ordinary course by the compensation committee and the board as part of its continuous effort to ensure that the Company’s compensation programs provide appropriate incentives, competitive compensation and align the interests of management with stockholders.

Setting Compensation Levels — Benchmarking Data

Our executive compensation structure subscribes to a pay-for-performance framework with a mix of cash and non-cash elements. There is no formal policy for allocating a certain percentage of pay between cash and non-cash or short-term or long-term pay. The compensation committee favors a mix that is more weighted to variable pay through a short-term incentive and/or long-term, equity incentive pay (i.e., at-risk). The following shows the intended mix for the three main elements of pay, which remained the same as the previous year. To determine the weighted mix, certain assumptions were used: (i) base salary is the salary in effect at December 31, 2012; (ii) the 2012 STIP at target payout of 100% of base salary, and (iii) the value of the annual equity grants (described below) is based on 125% of base salary (225% for the president and chief executive officer).

	Total Direct Compensation
Level	Base Salary	Short-Term Incentive (at Target Payout)		Long-Term Incentive
President and chief executive officer	23.5%	23.5	%(1)	53	%(2)
All other named executive officers	31%	31%		38%

1.	The compensation committee approved the target payouts under the 2012 STIP. As described below, because Mr. Garneau declined to receive payment of an annual incentive for 2012, the compensation committee did not recommend for board approval a 2012 STIP award for him.

2.	The compensation committee approved the 2012 long-term incentive equity awards. Mr. Garneau requested that the compensation committee not recommend to the board a 2012 equity award for him. The compensation committee honored Mr. Garneau’s request.

The compensation committee annually reviews market data for the president and chief executive officer and all senior vice presidents to assess the competitiveness of their aggregate total direct compensation (base salary, target short-term incentive and long-term incentives) and the individual elements thereof. In July 2012, the compensation committee conducted this review and re-evaluated its two comparator groups. The primary comparator group consisted of 11 industry peers (“industry comparator group”) and the second comparator group consisted of a blend of 13 Canadian companies and 38 U.S. companies that were part of Towers Watson’s databank and selected based on industry (the forest and paper products industry) and revenues in certain commodity and other industrial industries (“blended comparator group”). The 38 U.S. companies in the blended comparator group also included six of the industry comparator group companies.

For 2012, the industry comparator group, comprised of ten U.S. companies and one Canadian company in the pulp and paper, wood products and packaging sectors, was:

Bemis Company Inc.	International Paper Company	Rock-Tenn Company
Boise Inc. (1)	Louisiana-Pacific Corporation	Sonoco Products Company
Domtar Corporation	MeadWestvaco Corp.	Weyerhaeuser Company (1)
Graphic Packaging Holding Company	Packaging Corporation of America

1.	Boise Inc. and Weyerhaeuser Company were added to replace Smurfit-Stone Container Corporation (acquired by Rock-Tenn Company) and Temple-Inland Inc. (acquired by International Paper Company), respectively.

While total direct compensation for each named executive officer was compared against both comparator groups, the compensation committee assessed compensation adjustments against the industry comparator group for the following positions: president and chief executive officer; senior vice president, pulp and paper operations; and senior vice president, wood products, procurement and information technology. The industry comparator group was appropriate for these positions because the positions require specific knowledge of the forest products industry to implement the Company’s strategic plans. The blended comparator group was used for the following positions: senior vice president and chief financial officer; and senior vice president and chief legal officer. These positions perform corporate functions and have a skill set that is transferable across industries; as a result, the blended comparator group was appropriate for these positions. The following chart shows the resulting comparisons against the respective comparator groups, using salary levels in effect before the August 2012 base salary adjustments described further below under “Base Salary.”

Level	Comparator Group	Base Salary	Short-Term Incentive (at Target Payout)	Target Total Cash	Equity Award Value	Total Direct Compensation
President and chief executive officer	Industry	Below Median	Below Median	Below Median	Below Median	Below Median

Senior vice president and chief financial officer	Blended	Below Median	Above Median	Below Median[1]	Below Median	Below Median

Senior vice president, pulp and paper operations	Industry	Below Median	Above Median	Below Median[1]	Below Median	Below Median

Senior vice president, wood products, procurement and information technology	Industry	Below Median	Above Median	At Median[1]	Below Median	Below Median

Senior vice president and chief legal officer	Blended	Below Median	Above Median	Above Median	At Median	Below Median

1.	Following the August 2012 base salary adjustments made after the benchmarking review, target total cash as noted in the chart for Ms. Longworth and Mr. Boivin was above median and target total cash for Mr. Laflamme was at median.

Elements of Our Executive Compensation Program

The following highlights the elements of the Company’s executive compensation program and the basis for the elements.

Element	Form	Objectives and Basis
Base Salary	Cash	• Attracts and retains executives with an assured level of cash • Reviewed annually and adjusted for increased responsibilities and performance
Annual Incentive Compensation (STIP)	Cash	• Rewards attainment of specific, measurable and bottom-line oriented company performance measures • Set at a percentage of base salary with threshold, target and maximum payout opportunities
Long-term Incentive Compensation	Equity — Stock options and RSUs	• Motivates and retains executives to achieve long-range goals • Aligns executives with shareholder interests

Element	Form	Objectives and Basis
• Award values based on a target percentage of salary • Vests ratably over 4 years • 50%/50% mix between stock options and RSUs
Perquisites	Cash	• Fixed allowance to give executives flexibility in selecting perquisites that suit their individual situations • Allowance caps the cost of perquisites
DC Make-Up Program	Cash

•     Provides, on a current basis, an amount equal to the company contributions in excess of statutory limits under the tax-qualified defined contribution plans

•     For Canadian executives, also provides an amount equal to the employer contribution for the STIP, which is not pensionable pursuant to the Canadian registered tax-qualified defined contribution plans

•     Absence of deferral feature and ability to accumulate additional retirement income synchronizes the benefits with those offered to the broader employee group

General Benefits	Broad-based benefits including 401(k)/defined contribution, health and welfare benefits	• Offers competitive benefits that include benefits offered to all full-time employees

Base salary

We provide senior management with a level of assured cash compensation in the form of base salary. The compensation committee considers future adjustments in base salary as a result of changes in responsibilities and performance or if other circumstances warrant a change in base salary. When assessing the adjustments, the compensation committee also considers the base salary ranges for our comparator groups. The benchmarking data showed that the base salary levels continued to be below the median level, based on the comparator groups, for all named executive officers.

Two sets of base salary adjustments were made in 2012. First, Mr. Vachon assumed responsibility for corporate affairs. In recognition of his increased responsibilities, the compensation committee approved a 2.7% base salary increase. Second, following the compensation committee’s review of the benchmarking data and determination that all named executive officers’ base salary levels continued to be below the median level for its comparator groups, the compensation committee recommended, and the board approved, the following adjustments in recognition of their individual performance: a 3.4% base salary increase for Mr. Garneau and a 15% base salary increase for Ms. Longworth and Mr. Boivin. Messrs. Laflamme and Vachon received a 2% base salary increase that was made consistent with a broad-based employee increase in base salary.

Base salaries are established in the currency of each executive officer’s country of residence. Because all named executive officers are residents of Canada, their base salaries were established in Canadian dollars for 2012. However, the numbers shown in the Summary Compensation Table have been converted to U.S. dollars at exchange rates disclosed in the footnotes to the table.

2012 STIP

The annual short-term incentive plan mirrored the 2011 design, with multiple performance measures targeted to our different employee groups (corporate, sales and operations). The 2012 STIP design reflected different employee accountabilities and diversity of positions. The 2012 STIP award for the named executive officers depended on their achievement of performance measures tied to increasing income from operations and reducing costs. These performance measures are reflective of the Company’s business strategy and factors driving shareholder value. The remaining portion of the 2012 STIP award depended on improvement of safety performance. As in 2011, the 2012 STIP did not reward individual performance and instead remained focused on rewarding corporate performance.

A key feature of the 2012 STIP continued to balance stockholder return with rewarding individuals for achieving our business objectives to improve profits in a challenging and evolving industry. Specifically, the compensation committee set an overall limit on the total amount that could be paid to all eligible employees as a short-term cash incentive even if performance is met. This limit was set at 7% of free cash flow, which is defined as net cash provided by operating activities, less maintenance capital expenditures, adjusted for cash reorganization and restructuring costs, accelerated and additional voluntary pension contribution toward past service and other special items.

For the president and chief executive officer and his direct reports, including all named executive officers, payout levels were established as a percentage of base salary (as in effect on December 31, 2012). No officer or individual was guaranteed a minimum payout under the 2012 STIP. The 2012 STIP also provided authority to the compensation committee to increase, decrease or cancel awards under the 2012 STIP at its discretion.

Threshold	Target	Maximum
50%	100%	150%

In advance of compensation committee approval of the 2012 STIP awards, Mr. Garneau informed the committee chair of his intention to decline payment of his award. Consequently, the compensation committee did not recommend for board approval a 2012 STIP award for Mr. Garneau. Between Mr. Garneau’s request to not receive a 2012 annual equity award and his declination of payment of his 2012 STIP, Mr. Garneau did not receive 76.5% of the value of his total direct compensation.

In establishing the payout percentages, the compensation committee used benchmarking data from its comparator groups. The payout percentages remained the same as those set for the 2011 STIP. In general, the target threshold of 100% is above the median for our comparator groups, but, combined with the lower base salary levels (even with the 2012 base salary increase) in its comparator groups, reflects the compensation committee’s adherence to conditioning a significant portion of pay on Company performance whether short-term or long-term.

The table below sets forth the performance measures approved by the compensation committee for the 2012 STIP, the associated weight given to each measure and the business objective to which it relates. These performance measures remained the same as in 2011.

Performance Measure	Weight	Business Objective/Core Value
Income from operations	50%	Maximizing profitability
SG&A cost reductions	30%	Maximizing profitability
Safety — Frequency Rate (15%) and Severity Rate (5%) of Incidents	20%	Continuous improvement of safety performance

2012 STIP awards for all named executive officers were approved at 99.94% based on performance measures, reduced to 92.94% as a result of the overall limit of 7% of free cash flow. The following table shows the calculation of the 2012 STIP awards for the named executive officers.

Performance Measure	Target Performance	Actual Performance	Actual Payout Percentage by Performance Measure	Weight	Weighted Payout Percentage (1)	Average STIP Payout Before Overall Cap of Free Cash Flow	Average STIP Payout After Free Cash Flow Cap Applied
Income from operations	$250 million	$211 million(4)	61%	50%	30.5%	—	—
SG&A cost reductions	$138.5 million	$134.1 million(4)	150%	30%	45%	—	—
Safety—Frequency Rate (2)	1.2	1.05	137.5%	15%	20.63%	—	—
Safety—Severity Rate (3)	32	33.97	76.3%	5%	3.81%	—	—
All measures	—	—	—	—	—	99.94%	92.94%

1.	Expressed as a percentage of annual base salary.

2.	The frequency of safety incidents is the OSHA incident rate measured by the number of days lost due to lost time incidents and recordable incidents, multiplied by 200,000 and divided by the total number of hours worked.

3.	The severity of safety incidents is measured by the number of days lost due to lost time incidents and incidents resulting in temporary assignments or restricted work, multiplied by 200,000 and divided by the total number of hours worked.

4.	Income from operations and SG&A cost reductions were adjusted.

As described above, the compensation committee did not recommend to the board approval of a 2012 STIP award for Mr. Garneau because he informed the committee chair of his intention to decline payment of any award under the 2012 STIP.

The compensation committee designed the 2012 STIP to award corporate performance only and decided not to have any portion of the 2012 STIP payable on individual performance measures. In March 2013, the board approved the 2013 STIP design, which mirrors the 2012 STIP with respect to performance measures, weighting and payout levels.

Equity Awards

The compensation committee grants equity awards as a long-term incentive and a significant portion of an executive’s total compensation package. With a significant portion of compensation tied to equity, executives can stay focused on maximizing stockholder value over the long term. The size of the equity awards are based on a percentage of salary. While the compensation committee has discretion to adjust the size of the equity awards for an executive’s performance, the compensation committee chose not to exercise this discretion in respect of the 2012 annual equity award. Before the compensation committee approved the 2012 annual equity awards, Mr. Garneau requested that the compensation committee not recommend to the board an award for him, which would have had a value equal to 225% of Mr. Garneau’s base salary. The compensation committee honored his request. The other named executive officers were granted equity awards with a value equal to 125% of their base salaries.

The compensation committee favors an equity mix of 50% in stock options and 50% in RSUs. Stock options allow executives to share in the appreciation of the stock price and align their interests with shareholders. RSUs provide a greater value to executives and with a 50%/50% mix, reduces the dilutive effect of options.

In 2011, the compensation committee shifted the time for granting annual equity awards to the October meeting and continued this practice in 2012. The annual equity award was approved with a November 8, 2012 grant date. The compensation committee favors granting the award later in the year to allow the management team to demonstrate performance before receiving an equity grant. In addition, in 2012, the compensation committee adopted a policy that sets the annual grant date for management awards as the fourth trading date after the release of the third quarter earnings. This policy allows the date to be selected in advance, without regard to anticipated earnings or other major announcements and as a precaution against potential claims that equity awards are made at a time when the Company and named executive officers are in possession of material non-public information.

	2012 Annual Equity Awards
Named Executive Officer	Stock Options	Restricted Stock Units
Mr. Garneau (1)	n/a	n/a
Ms. Longworth	48,377	23,701
Mr. Boivin	51,833	25,394
Mr. Laflamme	42,458	20,801
Mr. Vachon	37,064	18,158

1.	Per Mr. Garneau’s request, the compensation committee did not recommend for board approval a 2012 annual equity award for him.

The number of stock options awarded in each named executive officer’s annual equity grant was determined by dividing 50% of the dollar value of the equity award by the Black-Scholes value of an option, reflecting an exercise price equal to the simple arithmetic mean between the highest and lowest prices per share at which our common stock was traded on the New York Stock Exchange on November 7, 2012, the trading day immediately preceding the grant date. The number of RSUs awarded in each annual equity grant was determined by dividing 50% of the dollar value of the equity award by the simple arithmetic mean between the highest and lowest prices per share at which our common stock was traded on the New York Stock Exchange on November 7, 2012.

The equity awards vest 25% on each of the four anniversaries of the grant date, even though a three year vesting approach is more common. The longer vesting period is intended to emphasize the retention element of the awards.

The equity awards contain customary provisions for accelerating vesting upon certain terminations and post-termination exercise periods, as further described in the narratives to the Summary Compensation Table. However, if a named executive officer retires, the equity awards continue to vest. This feature is intended to attract and retain management with significant experience and encourage executives to postpone retirement. As a result, if a named executive officer retires at least six months after the grant date, he will be permitted to continue vesting in the award. For this purpose, “retirement” means the named executive officer is at least age 58 with at least two years of service, and the sum of his age and years of service equals or exceeds 62.5. In addition, the employee must not be entitled to receive a severance package.

Retirement Plans and DC Make-Up Program

For 2012, the president and chief executive officer and all senior vice presidents earned retirement benefits only under a tax-qualified retirement plan, subject to either Canadian or U.S. law. The tax-qualified retirement plans are offered to all eligible employees (not just executives), but limit the pay or contributions that may be considered pursuant to the applicable tax law. For a brief period, the executives earned benefits under a supplemental defined contribution plan that allowed the executives to accumulate, on a tax-deferred basis, additional retirement income, but the Company terminated this plan in 2011 and made distributions to executives in 2012. Beginning in 2012, the Company does not offer any supplemental retirement plan that allows executives to currently accumulate, on a tax-deferred basis, additional retirement income.

However, because Company contributions are limited in amount and type under the tax-qualified plans, the Company believes executives should receive the benefit of the plans without regard to the limits. For simplified administration, beginning in 2012, under a program referred to as the DC Make-Up Program, the Company pays executives a cash payment equal to the Company contributions prescribed under the applicable tax-qualified plan formulas that exceed statutory limits. In addition, Canadian executives receive a cash payment equal to the employer contribution they would have received on their annual incentive awards as if the broad-based plan had provided an employer contribution on these awards. The named executive officers other than Ms. Longworth each received payments under the DC Make-Up Program totaling 10% of their compensation, and Ms. Longworth received payments totaling 9% of her compensation. These payments are less generous than the contributions previously offered under the terminated supplemental defined contribution plan and does not allow executives to accumulate earnings on a deferred basis. The payments made pursuant to the DC Make-Up Program are reflected in the Summary Compensation Table under All Other Compensation because the contributions are not deferred compensation. The executives pay tax on the cash payment and no gross-up or other earnings are provided on these payments.

Even though the Company does not offer any supplemental retirement benefits that accumulate on a tax-deferred basis currently to executives, Mr. Laflamme and Mr. Vachon previously earned supplemental defined benefits under Company plans that were terminated effective upon the Company’s 2010 emergence from creditor protection proceedings. The supplemental defined benefits were reinstated under new arrangements pursuant to the plans of reorganization for Mr. Laflamme, Mr. Vachon and other employees who waived and forfeited all claims they had or may have had in the creditor protection proceedings in respect of any terminated supplemental retirement plan. The reinstated benefits are provided solely to honor prior contractual obligations, but with all supplemental defined benefits frozen as of December 31, 2010 based on service and earnings up to that date. None of the other named executive officers have any reinstated supplemental retirement benefits.

The frozen supplemental retirement benefits are paid using our general assets. For the Canadian executives, payments under a supplemental defined benefit plan are normally scheduled to be paid in monthly payments, which can generally be secured by a letter of credit pursuant to a retirement compensation arrangement without adverse tax consequences to the executive. The Company has established security protocols to secure a letter of credit for eligible executives at age 55 that guarantees their frozen supplemental retirement benefits.

Benefits provided through defined benefit plans, are described more fully under Pension Benefits. The defined contribution plan benefits are described under Nonqualified Deferred Compensation for 2012 and DC Make-Up Program.

Severance and Change in Control Arrangements

We believe that the Company should provide reasonable severance benefits to its employees in the event of an involuntary termination without cause. With respect to the president and chief executive officer and all senior vice presidents, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. Severance benefits should help provide an opportunity for the Company and former employees to part ways in an efficient and effective manner.

In the event of a change in control, we believe that the interests of stockholders will be best served if the interests of the president and chief executive officer and all senior vice presidents are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior executives to pursue potential change in control transactions that may be in the best interests of stockholders.

For each named executive officer except Mr. Garneau, severance protection is provided pursuant to the Company’s executive severance policy. The executive severance policy provides for a severance amount determined using a formula that provides six weeks of eligible pay per each year of service. Pay takes into account base salary plus the average of the last two paid regular annual incentive awards, annualized, with a cap of 125% of the executive’s target incentive for the year of termination. The executive severance policy provides for a minimum of one year of severance and a maximum of two years of severance. Change in control protection under the executive severance policy does not provide greater severance amounts, but provides severance benefits if, within 12 months following a change in control, a senior executive resigns for good reason (i.e., due to conditions tantamount to a constructive dismissal).

The executive severance policy, in both a change in control or non-change in control context, does not provide any enhanced benefits in the form of, for example, subsidized continued health coverage or tax-gross ups. The impact of a termination on the current year incentive award and outstanding equity awards are determined pursuant to the incentive award and equity award plans.

Effective upon Mr. Garneau’s commencement of employment as president and chief executive officer on January 1, 2011, the Company entered into employment and change in control agreements with Mr. Garneau, which agreements provide severance protection in lieu of coverage under the executive severance policy. Mr. Garneau’s employment agreement provides the same severance pay as the executive severance policy in the event he is terminated without cause absent a change in control. Mr. Garneau’s change in control agreement provides an enhanced severance amount in the event of a termination without cause or good reason within 24 months after a change in control. The severance amount is equal to three times the sum of (i) his base salary in the year of termination, (ii) the average of the last two regular annual incentive awards earned, annualized, with a cap of 125% of his target incentive for the year of termination and (iii) the maximum amount of contributions the Company could have made on his behalf under the defined contribution plan program for the year of termination, plus $20,000 in lieu of outplacement services. The change in control agreement also provides subsidized continued health and life insurance coverage for up to three years following his termination date.

Perquisites

The named executive officers are entitled to receive an annual allowance intended to cover expenses for fiscal and financial advice, and such other perquisites as chosen by the executive. If an executive is not covered by the Company’s Tax Equalization Policy, then the annual allowance may also be used for tax preparation fees. Mr. Garneau has a $50,000 annual allowance and the other named executive officers have a $12,000 annual allowance (each in Canadian dollars). A fixed allowance balances the market practice of providing a certain level of perquisites with controlling costs to ensure the perquisites are not excessive. An annual allowance also provides the executives flexibility in selecting the perquisites that are suitable to their needs for a given year.

In addition, the Company also provides named executive officers with a comprehensive annual medical examination. In 2012, the compensation committee approved an enhancement to the medical benefits for the president and chief executive officer and all senior vice presidents. This enhancement provides a medical concierge service to allow for coordination of health needs in the event of medical issues, including while traveling abroad. In addition, any of these executives who is subject to taxation in both Canada and the U.S. as a result of their business travel is provided a payment under the Company’s Tax Equalization Policy generally equal to the difference between his or her respective home tax liability and actual taxes paid as well as a gross-up on that difference, all of which is intended to limit the executive’s tax liability to the liability in the executive’s home country.

The compensation committee has discretion to approve additional perquisites from time to time. The named executive officers are responsible for any tax consequences related to their use and receipt of the perquisites.

Stock Ownership Guidelines

The compensation committee adopted stock ownership guidelines for certain of its vice presidents and each of its named executive officers. The ownership guideline is a multiple of the executive’s base salary. Under the guidelines, Mr. Garneau must own shares of Company stock equal to 4.5 times base salary while the other named executive officers and other senior vice presidents must own shares of Company stock equal to 2.5 times base salary. For purposes of the guidelines, all shares directly owned and unvested restricted stock units are included in the calculation. Unexercised stock options are not included in the calculation. Until the stock ownership requirement is met, executives must hold all shares (excluding shares withheld for taxes) received upon settlement of restricted stock units and a number of shares equal to 50% of the gain realized upon option exercise. To determine whether a named executive officer has met the stock ownership requirement is met, the shares held by each named executive officer will be calculated on the basis of fair market value of the common stock at the time of measurement. The compensation committee will annually review the extent to which the named executive officers have met the stock ownership requirement. At this time, given the short tenure of the management team, the named executive officers continue to hold their shares pursuant to the guidelines, but have not yet met the stock ownership requirement as of December 31, 2012.

Deductibility of Compensation — Section 162(m) of the U.S. Internal Revenue Code

In order to maintain flexibility to attract and retain qualified executives, the Company considers the deductibility rules of Section 162(m) of the U.S. Internal Revenue Code, or the “Code”, to the extent applicable, but retains the discretion to make compensation awards whether or not the compensation is deductible.

Compensation Committee Report

The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any other filing by Resolute Forest Products Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The independent members of the compensation committee have reviewed and discussed the Compensation Discussion and Analysis above with management and, based on such review and discussion, the independent members of the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Michael S. Rousseau (Chair)

Jeff Hearn

David H. Wilkins

Tabular Disclosure of Executive Compensation

The following table sets forth information concerning all compensation earned by the Company’s named executive officers for 2010, 2011 and 2012:

Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compen- sation (3)	Declined Non-Equity Incentive Plan Compen- sation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compen- sation (5)	Total	Total, Less Declined Non-Equity Incentive Plan Compen- sation (6)
Richard Garneau,	2012	$834,610	$—	$—	$—	$—	$796,661	$—	$155,939	$1,787,210	$990,549
President and chief executive officer (7)	2011	761,763			100,000	—	406,051	—	198,007	1,465,821	1,059,770

Jo-Ann Longworth	2012	400,046	—	270,428	270,428	405,375	—	—	72,544	1,418,821	1,418,821
Senior vice president and chief financial officer (8)	2011	173,459	—	218,750	218,750	92,124	—	—	32,275	735,358	735,358

Alain Boivin,	2012	428,621	—	289,746	289,746	434,331	—	—	82,303	1,524,747	1,524,747
Senior vice president, pulp and paper operations (9)

Yves Laflamme,	2012	375,666	—	237,339	237,339	355,776	—	426,316	75,922	1,708,358	1,708,358
Senior vice president, wood products, procurement and information technology (10)	2011	335,915	—	298,828	471,484	180,467	—	358,928	118,166	1,763,788	1,763,788

Jacques P. Vachon,	2012	327,164	—	207,188	207,188	310,575	—	463,244	67,616	1,582,975	1,582,975
Senior vice president and chief legal officer	2011	287,777	3,674	270,938	451,563	153,397	—	381,317	108,013	1,656,679	1,656,679
	2010	335,750	289,000	—	—	158,950	—	727,907	18,192	1,529,799	1,529,799

1.	Base salaries for all named executive officers were established in Canadian dollars and have been converted to U.S. dollars using the average exchange rate for Canadian to U.S. dollars for 2012, or $1.0007.

2.	Amounts in this column reflect the aggregate grant date fair value under FASB ASC Topic 718 of RSUs and nonqualified stock options, respectively, awarded to Ms. Longworth and Messrs. Boivin, Laflamme and Vachon under the 2012 annual equity award.

Name	2012 Annual RSU Award	2012 Annual Option Award	Total 2012 Equity Awards
Jo-Ann Longworth	$270,428	$270,428	$540,856
Alain Boivin	289,746	289,746	579,492
Yves Laflamme	237,339	237,339	474,678
Jacques P. Vachon	207,188	207,188	414,376

The compensation committee approved the 2012 annual equity award on October 24, 2012 with a November 8, 2012 grant date and, per Mr. Garneau’s request, did not recommend to the board an award for Mr. Garneau. The 2012 annual equity award will vest 25% on each of the first four anniversaries of the grant date, subject to a named executive officer’s continued employment with the Company and customary conditions for accelerated vesting or forfeiture upon the occurrence of certain employment-related events, as further described below in the narrative disclosure to this table.

3.	Amounts shown for 2012 reflect annual cash incentive awards earned under the 2012 STIP, as further described below in the narrative disclosure to this table. In advance of compensation committee approval of the final 2012 STIP award amounts, Mr. Garneau informed the committee chair of his intention to decline payment of his 2012 STIP award. Consequently, the compensation committee did not recommend for board approval a 2012 STIP award for Mr. Garneau. Pursuant to SEC rules, this column shows the amount of the 2012 STIP award earned by Mr. Garneau but not paid. Awards to all named executive officers were established in Canadian dollars and have been converted to U.S. dollars using the exchange rate for Canadian to U.S. dollars as of December 31, 2012, the date of the balance sheet included in the Company’s annual report on Form 10-K for the year ended the same date, or $1.008.

4.	Amounts in this column reflect an increase in the actuarial present value of the named executive officers’ benefits under applicable Canadian registered (i.e., tax-qualified) and Canadian supplemental pension plans established by Resolute FP Canada Inc. or Resolute, the “pension plans,” using discount rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The values of Canadian pension plan benefits for Messrs. Laflamme and Vachon were converted to U.S. dollars using the exchange rate for Canadian to U.S. dollars as of December 31, 2012, the date of the balance sheet included in the Company’s annual report on Form 10-K for the year ended the same date, or $1.008. The increases in the actuarial present value reflected in the table for 2012 for Messrs. Laflamme and Vachon are attributable to the change in the discount rate for 2012 and interest growth under the pension plans. All benefits under the pension plans were frozen on or before December 31, 2010. Pursuant to the plans of reorganization, as of the Company’s December 9, 2010 emergence from creditor protection proceedings, all supplemental retirement plans were terminated, and the Company established new supplemental retirement plans to reinstate the benefits for participants who waived and forfeited any and all claims they had or may have had in the creditor protection proceedings in respect of any terminated supplemental retirement plan. Additional discussion of pension benefits is provided after the Pension Benefits for 2012 table below.

5.	Amounts in this column include the following basic company contributions allocated on behalf of the named executive officers pursuant to the Defined Contribution Retirement Plan for Non-Unionized Employees of Resolute Forest Products (the registered defined contribution plan) and cash payments to the named executive officers under the DC Make-Up Program equal to (i) company contributions under the registered plan formulas in excess of statutory limits, and (ii) the employer contribution they would have received on their annual incentive awards as if the registered plan had provided an employer contribution on these awards:

Name	Basic Company Contribution	Additional Cash Payment
Richard Garneau	$13,218	$70,171
Jo-Ann Longworth	13,487	30,723
Alain Boivin	13,263	51,802
Yves Laflamme	13,315	42,114
Jacques P. Vachon	13,266	34,634

The cash payments shown above and the perquisite allowances next described were established in Canadian dollars and have been converted to U.S. dollars using the average exchange rate for Canadian to U.S. dollars for 2012, or $1.0007.

Additional perquisites for all named executive officers include (i) a perquisite account of $50,248 for Mr. Garneau and $12,024 for all other named executive officers covering personal transportation, fiscal/financial advice, etc., (ii) a comprehensive annual medical examination with a value up to $3,002 for Mr. Garneau and his spouse and up to $1,501 for all other named executive officers and their spouses (if any), (iii) an annual medical referral with a value up to $1,001 for all named executive officers and their spouses and dependents (if any), (iv) a medical concierge service with a value of $1,501, (v) parking, and (vi) for Mr. Garneau, Ms. Longworth and Mr. Vachon, annual membership dues for a private club.

Finally, this column also reflects shares of Company common stock paid to Messrs. Laflamme and Vachon in settlement of their claims against the Company for amounts compromised in conjunction with the creditor protection proceedings.

6.	In light of Mr. Garneau’s declination of the 2012 STIP payment and additional disclosure under the column titled “Declined Non-Equity Incentive Compensation,” this column represents the total compensation granted and/or paid to Mr. Garneau in 2012.

7.	Mr. Garneau commenced employment with the Company effective January 1, 2011. In accordance with existing SEC guidance, his 2010 compensation for service as a non-employee director of the Company is not reported in the Summary Compensation Table.

8.	Ms. Longworth commenced employment with the Company effective July 4, 2011 as a special advisor to Mr. Garneau and became senior vice president and chief financial officer effective as of August 31, 2011.

9.	Mr. Boivin commenced employment with the Company effective March 4, 2011 and was not a named executive officer of the Company in 2011. In accordance with existing SEC guidance, his 2011 compensation is not reported in the Summary Compensation Table.

10.	Mr. Laflamme was not a named executive officer of the Company in 2010. In accordance with existing SEC guidance, his 2010 compensation is not reported in the Summary Compensation Table.

Grants of Plan-Based Awards

Name	Equity Award Grant Date	Date of Board Approval of Equity Award	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (2) ($ Per Share)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Richard Garneau (3)	n/a	n/a	425,168	850,336	1,275,504

Jo-Ann Longworth	11/08/2012	10/24/2012				23,701			270,428
	11/08/2012	10/24/2012					48,377	11.41	270,428
	n/a	n/a	216,344	432,688	649,032

Alain Boivin	11/08/2012	10/24/2012				25,394			289,746
	11/08/2012	10/24/2012					51,833	11.41	289,746
	n/a	n/a	231,797	463,594	695,391

Yves Laflamme	11/08/2012	10/24/2012				20,801			237,339
	11/08/2012	10/24/2012					42,458	11.41	237,339
	n/a	n/a	189,873	379,746	569,619

Jacques P. Vachon	11/08/2012	10/24/2012				18,158			207,188
	11/08/2012	10/24/2012					37,064	11.41	207,188
	n/a	n/a	165,750	331,500	497,250

1.	Amounts shown in the “Threshold,” “Target” and “Maximum” columns represent payout potential under the 2012 STIP. Amounts actually paid to the named executive officers under the 2012 STIP are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

2.	The exercise price of the 2012 annual option awards is equal to the arithmetic mean of the highest and lowest prices per share at which the Company’s common stock was traded on the NYSE on November 7, 2012, or $11.41.

3.	Mr. Garneau was not awarded a 2012 annual equity award per a request he made in advance of compensation committee approval on October 24, 2012. Also, in advance of compensation committee approval of the 2012 STIP award, Mr. Garneau informed the committee chair of his intention to decline payment of his 2012 STIP award. Consequently, the compensation committee did not recommend to the board approval of a 2012 STIP award for Mr. Garneau.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of the plans, policies and arrangements governing the compensation awarded to our named executive officers, as set forth in the Summary Compensation Table and Grants of Plan-Based Awards table above. Compensation to which a named executive officer may be entitled upon a severance from employment, whether or not in connection with a change in control, is addressed below in Severance and Change in Control Arrangements.

For 2012, the primary elements of each named executive officer’s total compensation were base salary, cash awards pursuant to the Company’s short-term incentive plan, and long-term equity awards consisting of nonqualified stock options and RSUs granted on November 8, 2012. In addition, a new program, the DC Make-Up Program, was implemented to provide contributions limited under registered tax-qualified defined contribution plans in lieu of tax-deferred benefits that were previously available under a now-terminated supplemental defined contribution plan.

Base Salary

Base salary for all named executive officers was based on adjustments to their 2011 levels set by the compensation committee and reflected in the terms of their employment agreements and offer letters, as applicable. The annual base salaries set forth in Mr. Garneau’s employment agreement and in offer letters to Ms. Longworth and Messrs. Boivin, Laflamme and Vachon were $765,000, $350,000, $375,000, $340,000 and $289,000, respectively (each in U.S. dollars). Base salaries for all named executive officers were established in Canadian dollars and have been converted to U.S. dollars. For reasons described in the CD&A, the Summary Compensation Table reflects an increase in base salary from the 2011 levels and shows amounts actually paid in 2011. However, the increases described in the CD&A resulted in annual base salaries of $850,931, $432,991, $463,919, $380,012 and $331,732 for Mr. Garneau, Ms. Longworth and Messrs. Boivin, Laflamme and Vachon, respectively, as of December 31, 2012.

Short-Term Cash Incentive Compensation — 2012 STIP Awards

The named executive officers participated in the 2012 STIP, the material terms of which are described above in the CD&A. The threshold, target and maximum awards were 50%, 100% and 150% of base salary, respectively, and the applicable performance metrics were (i) income from operations, (ii) reduction in selling, general and administrative expenses, or “SG&A cost,” (iii) frequency of safety incidents (i.e., the OSHA incident rate — measured by the number of days lost due to lost-time incidents and recordable incidents, multiplied by 200,000 and divided by the total number of hours worked), and (iv) severity of safety incidents (measured by the number of days lost due to lost-time incidents and incidents resulting in temporary assignments or restricted work, multiplied by 200,000 and divided by the total number of hours worked). The following tables show the threshold, target and maximum levels for each performance metric, as well as the applicable weighting assigned to each performance metric for purposes of determining awards to the named executive officers:

	Performance Level			Performance Metric	Weighting (% of STIP award)
Performance Metric	Threshold	Target	Maximum
Income from operations	$200 million	$250 million	$300 million	Income from operations	50%
SG&A cost	$141.5 million	$138.5 million	$135.5 million	SG&A cost or profit per metric ton	30%
Safety – Frequency (OSHA incident rate)	1.4	1.2	≤1.0	Safety – Frequency (OSHA incident rate)	15%
Safety – Severity rate	36	32	≤28	Safety – Severity rate	5%

As described in the CD&A above, the Company generated income from operations between the threshold and target levels, exceeded the maximum performance level for SG&A, and achieved an OSHA rate between the target and maximum performance levels and a severity rate between the threshold and target levels. However, based on these results, total payouts to all Resolute employees eligible to the 2012 STIP would have exceeded 7% of the free cash flow generated by the Company in 2012. As a result, all payouts under the 2012 STIP were reduced to meet the cap. In light of the foregoing, the compensation committee approved 2012 STIP awards to Ms. Longworth and Messrs. Boivin, Laflamme and Vachon at a level equal to 92.94% of their base salaries. In advance of compensation committee approval, Mr. Garneau informed the committee chair of his intention to decline payment of his 2012 STIP award. Consequently, the compensation committee did not recommend for board approval a 2012 STIP award for Mr. Garneau. Mr. Garneau’s decision resulted in him foregoing 23.5% of this total direct compensation (76.5% when combined with the 2012 annual equity award he declined, as described below).

Long-Term Incentive Compensation — Equity Awards

As described in the CD&A, on October 24, 2012, the compensation committee approved equity awards of nonqualified stock options and RSUs to Ms. Longworth and Messrs. Boivin, Laflamme and Vachon under the equity incentive plan in respect of their 2012 service with the Company. It did not recommend a 2012 annual equity award for Mr. Garneau pursuant to his request in advance of board approval, which resulted in Mr. Garneau foregoing 53% of his total direct compensation (76.5% when combined with the 2012 STIP he declined, as described above).

The 2012 annual equity awards granted to Ms. Longworth and Messrs. Boivin, Laflamme and Vachon had values of $540,856, $579,492, $474,678 and $414,376, respectively, representing 125% of their base salaries. The 2012 annual equity award is the largest portion of an executive’s total direct compensation, representing 38% of total direct compensation for the named executive officers (except for Mr. Garneau, where the percentage is 53%). To determine the shares under the option and RSU portions of the 2012 annual equity award, the compensation committee used the following approach:

•

An award of options to purchase a number of shares of the Company’s common stock determined by dividing (i) 50% of his award value by (ii) the Black-Scholes value of an option, or $5.59. The exercise price of an option is equal to the arithmetic mean of the highest and lowest prices per share at which the Company’s common stock was traded on the NYSE on November 7, 2012, or $11.41.

•

An award of RSUs with respect to a number of shares of the Company’s common stock determined by dividing (i) 50% of his award value by (ii) the arithmetic mean of the highest and lowest prices per share at which the Company’s common stock was traded on the NYSE on November 7, 2012, or $11.41.

The 2012 annual equity awards vest 25% on each of the first four anniversaries of the grant date as long as the executive remains employed through the applicable vesting dates. For the RSUs, additional RSUs will be credited on unvested RSUs representing a number that is equivalent to any dividends that the Company may declare on its stock. RSUs are ordinarily settled upon vesting. Options are ordinarily exercisable for ten years following the grant date, as long as the executive remains employed during that period. In the event that a named executive officer is terminated for “cause,” all unexercised options and unsettled RSUs will be cancelled, including any portion already vested and not settled. The awards also have conditions for accelerated or continued vesting upon death, disability, termination of employment by the Company without “cause,” or “retirement.” For this purpose, retirement means the employee is at least age 58 with at least two years of service and the sum of his age and years of service equals or exceeds 62.5. In addition, the employee must not be entitled to receive a severance package.

If an executive “retires” on or after May 8, 2013 (the six month anniversary of the grant date), his unvested options and RSUs awarded under the 2012 annual equity award will continue to vest as if he remained employed through all applicable vesting dates. The executive will have through November 7, 2017 (i.e. one year after the last vesting date of November 8, 2016) to exercise his vested options. But, if the executive dies during that one year period, then the vested options will remain exercisable for two years following his death.

If an executive either retires before May 8, 2013 or his employment is terminated at any time without “cause,” the executive would become vested in a pro rata portion of the options and RSUs equal to (i) the total number shares of Company common stock covered by the options or units under the RSUs, as applicable, multiplied by (ii) a fraction, the numerator of which is the number of months elapsed since the grant date and the denominator of which is 48, including the portion that has already vested. In this case, the executive has one year after his termination to exercise the vested portion of the options unless he dies during the one-year period, in which case the vested options would remain exercisable for two years following his death.

If the executive dies while employed, or he becomes eligible for long-term disability benefits under a Company-sponsored plan, then, in addition to any portion of the options and RSUs in which he is already vested, the portion of the options and RSUs scheduled to vest on the next anniversary of the grant date would vest on his date of death or the first day of the long-term disability period, as applicable. The vested portion of the options would be exercisable for two years following such date.

Employment Agreements and Offer Letters

The material terms of each officer’s employment arrangement are identified below, but any severance arrangement to which a named executive officer may be subject upon certain termination events, whether or not in connection with a change in control, is described below under Severance and Change in Control Arrangements.

Mr. Garneau

In connection with his commencement of employment as president and chief executive officer, the Company entered into an employment agreement with Mr. Garneau, dated January 1, 2011. The employment agreement continues in effect until death, disability, retirement or written notice of termination by Mr. Garneau or the Company, with certain ongoing restrictive covenants as described below. Under the terms of his employment agreement, Mr. Garneau is entitled to an annual base salary of $765,000 (in U.S. dollars), subject to periodic adjustments, and is eligible to receive an annual incentive under the Company’s 2011 annual short-term incentive plan with a target payout of 100% of his base salary and a maximum of 150%, subject to modifications by the board in its discretion. Pursuant to the compensation committee’s decision in July 2011 to pay all executive compensation in the currency of an executive’s country of residence, Mr. Garneau’s base salary was established in Canadian dollars for 2012. As described above, his base salary was increased by 3.4% effective August 1, 2012. Under his employment agreement, Mr. Garneau is also eligible to receive awards under the equity incentive plan (including an initial award equivalent to 225% of his annual base salary) and other benefits and perquisites. As described above, Mr. Garneau declined any 2012 STIP award and was not awarded a 2012 annual equity award, giving up 76.5% of his total direct compensation.

Mr. Garneau is subject to a covenant not to disclose confidential information during the term of the agreement and for five years thereafter. In addition, Mr. Garneau is subject to covenants not to compete with the Company, solicit customers of the Company or interfere with suppliers of the Company during the term of the agreement and, except as provided in his change in control agreement, for nine months thereafter (12 months in the case of a termination for “cause” (as defined under the employment agreement)).

Ms. Longworth and Messrs. Boivin, Laflamme and Vachon

In 2012, Ms. Longworth and Messrs. Boivin, Laflamme and Vachon were employed pursuant to the following offer letters entered into with the Company in 2011:

Name	Effective Date	Position
Jo-Ann Longworth	August 31, 2011	Senior vice president and chief financial officer
Alain Boivin	March 4, 2011	Senior vice president, pulp and paper operations
Yves Laflamme	January 17, 2011	Senior vice president, wood products, global supply chain, procurement and information technology
Jacques P. Vachon	January 17, 2011	Senior vice president, corporate affairs and chief legal officer (1)

1.	As discussed above under the CD&A, in February 2012, Mr. Vachon’s title changed from senior vice president and chief legal officer.

The offer letters entered into with Ms. Longworth and Messrs. Boivin, Laflamme and Vachon provided for annual base salaries of $350,000, $375,000, $340,000 and $289,000, respectively (each in U.S. dollars). Pursuant to the compensation committee’s decision in July 2011 to pay all executive compensation in the currency of an executive’s country of residence, their base salaries were established in Canadian dollars for 2012. Under their offer letters, Ms. Longworth and Messrs. Boivin, Laflamme and Vachon were eligible to receive an annual incentive under the Company’s 2011 annual short-term incentive plan with a target payout of 100% of base salary. In 2012, they participated in the 2012 STIP with the same payout potential. They were also eligible to receive awards under the equity incentive plan, as determined by the board. Additionally, throughout their periods of employment in 2012, Ms.  Longworth and Messrs. Boivin, Laflamme and Vachon were eligible for other benefits and perquisites.

Equity Awards

Outstanding Equity Awards at Fiscal Year-End 2012

The equity awards made to the named executive officers that were outstanding as of December 31, 2012 were the stock options and RSUs granted in 2011 and 2012 under the equity incentive plan. The terms of the 2012 annual equity award are described in the narrative disclosure to the Summary Compensation Table and Grants of Plan-Based Awards table. The 2011 annual equity awards have the same terms as the 2012 annual equity awards.

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units That Have Not Vested
		Exercisable	Unexercisable
Richard Garneau	01/09/2011	4,651	4,651	(1)	$23.05	01/08/2021	—		$—

Jo-Ann Longworth	11/03/2011	6,542	19,624	(2)	16.45	11/02/2021	—		—
	11/03/2011	—	—		—	—	9,973	(2)	138,824
	11/08/2012	—	48,377	(3)	11.41	11/07/2022	—		—
	11/08/2012	—	—		—	—	23,701	(3)	329,918

Alain Boivin	11/03/2011	7,009	21,026	(2)	16.45	11/02/2021	—		—
	11/03/2011	—	—		—	—	10,686	(2)	148,749
	11/08/2012	—	51,833	(3)	11.41	11/07/2022	—		—
	11/08/2012	—	—		—	—	25,394	(3)	353,484

Yves Laflamme	01/09/2011	12,046	12,046	(1)	23.05	01/08/2021	—		—
	01/09/2011	—	—		—	—	1,872	(1)	26,058
	11/03/2011	6,355	19,064	(2)	16.45	11/02/2021	—		—
	11/03/2011	—	—		—	—	9,688	(2)	134,857
	11/08/2012	—	42,458	(3)	11.41	11/07/2022	—		—
	11/08/2012	—	—		—	—	20,801	(3)	289,550

Jacques P. Vachon	01/09/2011	12,602	12,601	(1)	23.05	01/08/2021	—		—
	01/09/2011	—	—		—	—	1,959	(1)	27,269
	11/03/2011	5,402	16,204	(2)	16.45	11/02/2021	—		—
	11/03/2011	—	—		—	—	8,235	(2)	114,631
	11/08/2012	—	37,064	(3)	11.41	11/07/2022	—		—
	11/08/2012	—	—		—	—	18,158	(3)	252,759

1.	Vests ratably in one-fourth tranches on each anniversary of the Company’s December 9, 2010 emergence: December 9, 2013 and December 9, 2014. The first tranche vested December 9, 2011 and the second tranche vested December 9, 2012. Pursuant to legal and accounting rules, the grant date was January 9, 2011.

2.	Vests ratably in one-fourth tranches on each anniversary of the grant date: November 3, 2013, November 3, 2014 and November 3, 2015. The first tranche vested November 3, 2012.

3.	Vests ratably in one-fourth tranches on each anniversary of the grant date: November 8, 2013, November 8, 2014 and November 8, 2015 and November 8, 2016.

Option Exercises and Stock Vested for 2012

The options that were exercisable in 2012 were those awarded (i) under the emergence equity award, approved upon emergence with a January 9, 2011 grant date, and (ii) under the 2011 annual equity award. All exercisable options remained outstanding as of December 31, 2012. Twenty-five percent of the RSUs granted under the emergence equity award vested on the second anniversary of the emergence date (i.e., December 9, 2012) and twenty-five percent of the RSUs granted under the 2011 annual equity award vested on the first anniversary of the grant date (i.e., November 3, 2012). The number of shares that vested in 2012, and the value realized on such date, are set forth in the following table.

	Stock Awards
	Emergence Equity Award		2011 Annual Equity Award
Name	Number of shares acquired on vesting	Value realized on vesting	Number of shares acquired on vesting	Value realized on vesting
Richard Garneau (1)	—	$—	—	$—
Jo-Ann Longworth (1)	—	—	3,325	39,933
Alain Boivin (1)	—	—	3,562	42,780
Yves Laflamme	937	11,310	3,230	38,792
Jacques P. Vachon	979	11,817	2,745	32,967

1.	No emergence equity award covering RSUs was granted to Mr. Garneau, and Ms. Longworth and Mr. Boivin were not employees at the time this award was made. In addition, per Mr. Garneau’s request, he did not receive a 2011 annual equity award.

Compensation Risk Assessment

In 2012, the Company, through an internal committee, developed a more formal process to assess whether any elements of the Company’s compensation policies and practices encourage excessive and unnecessary risk-taking, and, if so, whether the level of risk encouraged is reasonably likely to have a material adverse effect on the Company. The internal committee was composed of the senior vice president and chief financial officer; the senior vice president, corporate affairs and chief legal officer; the senior vice president, human resources; and members of the human resources staff. Towers Watson provided input into the process and elements to review and provided information on market best practices. The process identified the compensation plans and practices and related key features, assessed the risk related to each of them (taking into account enterprise risk) and compared the plan and practices with market best practices. The compensation committee and Towers Watson reviewed and commented on the internal committee’s findings. Following this review, we believe that the design of our compensation policies and practices encourages employees to remain focused on both our short-and long-term goals. However, the review identified certain best practices that the Company decided to implement. For example, the Company did not have a clawback policy on incentive and equity compensation and has adopted a policy consistent with best practices, existing guidance under the Sarbanes-Oxley Act and expected guidance under the Dodd-Frank Act.

Pension Benefits

This section describes the accumulated benefits, if any, of each of the named executive officers under Company-sponsored defined benefit pension plans. Any benefits accumulated under Company-sponsored deferred defined contribution plans, and distributed in 2012 as a result of the termination of the 2010 deferred compensation SERP, are described under Nonqualified Deferred Compensation for 2012 and DC Make-Up Program below.

The table below shows the present value of accumulated benefits, if any, payable to each of the named executive officers, including the number of years of service credited to them under each applicable plan. The benefits were determined using the interest rates and mortality rate assumptions consistent with those used in the Company’s financial statements.

Pension Benefits for 2012

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Richard Garneau (2)	n/a	—	$—	$—
Jo-Ann Longworth (2)	n/a	—	—	—
Alain Boivin (2)	n/a	—	—	—
Yves Laflamme	Registered Plan (Canada)	28.51	1,495,614	—
	Supplemental Plan (Canada)	28.51	2,255,982	—
Jacques P. Vachon	Registered Plan (Canada)	11.58	651,680	—
	Supplemental Plan (Canada)	25.50	2,617,554	—

1.	The present value of accumulated benefits under the Canadian registered and supplemental pension plans sponsored by Resolute FP Canada Inc. or Resolute is determined based on the assumptions used in the Company’s financial statements, as described in Note 18 of the Consolidated Financial Statements, except that each named executive officer’s retirement age was assumed to be the earliest age upon which an unreduced pension is payable under the plan(s) in which he was a participant as of December 31, 2012, and the values of Canadian pension plan benefits for Messrs. Laflamme and Vachon were converted to U.S. dollars using the exchange rate for Canadian to U.S. dollars as of December 31, 2012, the date of the balance sheet included in the Company’s annual report on Form 10-K for the year ended the same date, or $1.008. These assumptions are further described in the narratives below.

2.	Ms. Longworth and Messrs. Garneau and Boivin do not participate in any Company-sponsored defined benefit pension plans. Instead, their retirement benefits are provided exclusively through the Company’s defined contribution program, as described below under Nonqualified Deferred Compensation for 2012 and DC Make-Up Program.

The following discussion describes the terms of the pension plans applicable to Messrs. Laflamme and Vachon. No other named executive officer has pension benefits accrued under the Company’s defined benefit pension plans (either registered or the reinstated supplemental plans, both as described below).

Messrs. Laflamme and Vachon earned benefits under Canadian pension plans that were either registered or non-registered. A “registered plan” means the plan is intended to be qualified for favorable tax treatment under the Canadian Income Tax Act, or the “Income Tax Act.” In contrast, a “non-registered plan” is not qualified for this favorable tax treatment and provides to a select group of management and highly compensated employees additional pension benefits that cannot be provided under the registered plans because of statutory limitations or an overall benefit that is offset by the benefit provided under the registered plan. The Abitibi registered plan is the Pension Plan for Executive Employees of Abitibi-Consolidated Inc., or the “Abitibi registered plan.”

Before the Company’s December 9, 2010 emergence from creditor protection proceedings, Messrs. Laflamme and Vachon participated in the prior Canadian Supplemental Executive Retirement Plan (SERP) for Executive Employees of Abitibi-Consolidated Inc., or “prior Abitibi DB SERP,” and Mr. Laflamme also participated in the Régime supplémentaire de retraite des cadres supérieurs désignés de Donohue Inc., collectively the “prior DB SERPs,” each a non-registered supplemental defined benefit plan. Pursuant to the plans of reorganization, the prior DB SERPs were terminated, effective as of December 9, 2010, and all benefit obligations were deemed repudiated. Also, pursuant to the plans of reorganization, the Company established new non-registered supplemental defined benefit plans, including the AbitibiBowater 2010 Canadian DB Supplemental Executive Retirement Plan and the AbiBow Canada Inc. DB Supplemental Retirement Plan, collectively the “2010 Canadian DB SERPs,” solely for the purpose of reinstating benefits accumulated under the prior Abitibi DB SERP for participants who waived and forfeited any and all claims they may have had in the creditor protection proceedings in respect of the prior Abitibi DB SERP or any other supplemental retirement benefit plan. Pursuant to the plans of reorganization, benefits under the 2010 Canadian DB SERPs were frozen as to benefit service and earnings (but not vesting service). Consequently, active employees, including Messrs. Laflamme and Vachon, did not earn benefits under the 2010 Canadian DB SERPs or any other supplemental pension plan in 2012.

Messrs. Laflamme and Vachon also have pension benefits payable under legacy Abitibi Canadian pension plans. Pension benefits were frozen for Messrs. Laflamme and Vachon effective December 31, 2010. The following describes the pension benefits payable under these plans.

Following the prior DB SERPs’ termination, the benefits that Messrs. Laflamme and Vachon accrued under the prior DB SERPs were reinstated under the 2010 Canadian DB SERPs. In general, the plans’ formulas provide a traditional pension plan formula based on years of credited service and a percentage of final average compensation. The 2010 Canadian DB SERPs provide an overall pension benefit that is offset by the benefit payable under the registered plans, including any registered plan benefits that have been commuted. The registered plans limit the amount of the pension benefit payable due to statutory constraints.

In 2009, we changed our retirement program for Canadian employees by shifting to predominantly defined contribution plans from traditional defined benefit pension plans. Current employees were migrated to defined contribution plans over a two-year period. As a result, effective December 31, 2010, benefits for Messrs. Laflamme and Vachon under the Abitibi registered plan and prior Abitibi DB SERP were frozen, as described below.

Pension Formula

These Canadian pension plans generally provide total pension benefits equal to 2% of final average compensation multiplied by years of credited service with the Company and its related entities, up to 35 years of service. As a result of the benefit service freeze described above, the pension benefits for Messrs. Laflamme and Vachon under the 2010 Abitibi DB SERP take into account their years of credited service through December 31, 2010.

Compensation used under the formulas depends on the period for which years of service are credited. For years of credited service through December 31, 2008, final average compensation is the sum of (i) average monthly base salary based on the best 60 consecutive months of base salary within the last 120 months and (ii) the best five annual incentive awards in the last ten years. For years of credited service after December 31, 2008, final average compensation is the average of the five highest consecutive calendar years of eligible earnings in the last 10 years. Eligible earnings in a given calendar year is the sum of the base salary and the incentive award paid under the annual incentive plan (excluding any special incentive awards unless authorized by the Company). The paid incentive award component is capped at 125% of the target incentive award of each year.

Beginning January 1, 2009, Messrs. Laflamme and Vachon were required to contribute to the Abitibi registered plan. Their contributions were equal to 5% of their pensionable earnings up to the U.S. compensation limit ($245,000 in 2009 and 2010). Contributions were credited with interest at the average net rate of return of the pension fund of the Abitibi registered plan over the preceding two calendar years.

Once participants attain age 55, they can retire early. The total pension payable is unreduced if the participant retires at age 58 and the sum of his age and years of service is at least 80. If a participant is not eligible for an unreduced benefit and has completed 20 years of service, the total pension payable is reduced by 6% for each year (or 0.5% for each month) between his retirement date and the date he would have attained age 58 and the sum of his age and years of service would equal at least 80. If the participant has less than 20 years of service, the 6% per year (or 0.5% for each month) reduction is calculated for each year before age 65 that the retirement occurs. A participant who terminates employment with the Company and its related entities for any reason before attaining age 55 is eligible for an unreduced pension payable at age 65, but may elect to receive a reduced pension at any time before age 65. If his employment was terminated involuntarily, his pension payable is reduced by 6% for each year (or 0.5% for each month) between the date payments commence and the date on or after attainment of age 58 that the sum of his age and years of service would equal at least 80. If his employment was terminated voluntarily, the 6% per year (or 0.5% for each month) reduction is calculated for each year before age 65 that payments commence.

Time and Form of Payment

The legacy Abitibi Canadian pension plans provide for payment in an annuity with a participant option to select payment among different types of annuities, any of which will provide monthly payments for the life of the participant and his spouse, if any. For the Canadian executives who are not subject to U.S. tax law, the annuities can generally be secured by a letter of credit pursuant to a retirement compensation arrangement without adverse tax consequences to the executive and the Company has established security protocols. At the executive’s age 55, the Company will undertake to secure the executives’ supplemental retirement benefits by a letter of credit. As of the time this proxy was filed, the Company has secured the Canadian DB SERP benefits of Mr. Laflamme but not Mr. Vachon.

Assumptions for Pension Benefits Table Value

The accrued benefit amounts identified in the Pension Benefits table above show the present value of the future monthly payments if calculated as a lump sum. An interest rate and mortality table providing for current life expectancies are used to calculate the present value amount as of December 31, 2012. The interest rate and mortality table used are the same as those used for our financial statements, which are a 4.3% interest rate and the RP2000 generational mortality table with white collar adjustments and no presumption for pre-retirement mortality. Benefits were calculated assuming retirement on the date an executive attains age 58 with the sum of his age and years of service equaling at least 80. In addition, the final average earnings used for the calculation of the accumulated benefit as of December 31, 2012, as shown in the Pension Benefits table, are: for years of service credited through December 31, 2008, Mr. Laflamme, $411,188 and Mr. Vachon $504,200; and for years of service credited after December 31, 2008, Mr. Laflamme, $368,037, and Mr. Vachon, $469,784.

Nonqualified Deferred Compensation for 2012 and DC Make-Up Program

The named executive officers began participating in the AbitibiBowater 2010 DC Supplemental Executive Retirement Plan, or “2010 deferred compensation SERP,” a nonqualified, non-registered defined contribution plan, effective as of the following dates: January 1, 2011 in the case of Messrs. Garneau, Laflamme and Vachon; March 4, 2011 in the case of Mr. Boivin; and July 4, 2011 in the case of Ms. Longworth. On October 25, 2011, the board terminated the 2010 deferred compensation SERP, effective as of December 31, 2011. As a result, the Company did not make any additional contributions to the 2010 deferred compensation SERP after 2011, except to credit earnings to participants’ notional accounts pending liquidation of the accounts in 2012. The 2010 deferred compensation SERP was liquidated and the value of the notional accounts was paid to the named executive officers on either March 31, 2012 (for Canadian taxpayers) or November 30, 2012 (for U.S. taxpayers). The table below reflects these distributions.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY (1)	Aggregate Withdrawals/ Distributions (1)	Aggregate Balance at Last FY End (1)
Richard Garneau	$—	$—	$643	$158,737	$—
Jo-Ann Longworth	—	—	63	15,619	—
Alain Boivin	—	—	208	51,436	—
Yves Laflamme	—	—	356	87,897	—
Jacques P. Vachon	—	—	1,092	80,301	—

1.	All earnings, distributions and aggregate balances are calculated in Canadian dollars and, for purposes of this table, were converted to U.S. dollars using the exchange rate as of December 31, 2012, the date of the balance sheet included in the Company’s annual report on Form 10-K for the year ended the same date, or $1.008.

Because of the 2011 termination of the 2010 deferred compensation SERP, the Company implemented, in 2012, the DC Make-Up Program to provide senior management with Company contributions to employees limited by the statutory rules on the amount of compensation that can be taken into account under the registered tax-qualified defined contribution plans. In addition, because the registered tax-qualified plans do not provide contributions on the STIP for Canadian employees, the DC Make-Up Program also provides these contributions. As a result, the Company chose to provide contributions that are otherwise limited by statute and contributions on the STIP for Canadian employees, but opted to pay the additional contributions on a current taxable basis instead of a tax-deferred basis. The contributions are less generous than those offered under the terminated 2010 deferred compensation SERP, and the program does not allow executives to accumulate earnings on a tax-deferred basis. These contributions are reflected in the Summary Compensation Table under All Other Compensation because the contributions are not deferred compensation.

Severance and Change in Control Arrangements

The following is a discussion of the policies and arrangements to which a named executive officer becomes subject upon certain termination events, with or without a change in control of the Company. During 2012, all named executive officers except Mr. Garneau were covered by the Company’s executive severance policy. Severance protection for Mr. Garneau was provided under his employment agreement and, in the case of a termination with a change in control, a separate change in control agreement.

The material terms of the executive severance policy, the severance provisions of Mr. Garneau’s employment agreement and Mr. Garneau’s change in control agreement are described below. In all cases, to be eligible for severance benefits, the named executive officers must agree to certain restrictive covenants intended to mitigate the competitive disadvantage that would result from losing executive talent to competitors of the Company:

•

The executive severance policy requires eligible executives to protect confidential information. In addition, to receive benefits under the executive severance policy, an eligible executive must sign a release containing non-compete, non-solicitation and confidentiality covenants.

•

Mr. Garneau’s employment agreement includes covenants not to compete with the Company, solicit customers of the Company or interfere with suppliers of the Company for a 12-month period following a termination for “cause” (as defined in the employment agreement) or a nine-month period following a termination for any other reason, except that these covenants do not apply in the case of a termination without “cause” or for “good reason” pursuant to the change in control agreement (as defined thereunder). In addition, a confidentiality covenant is effective for a five-year period following a termination for any reason.

Executive Severance Policy

Under the executive severance policy, severance is triggered in two situations:

•

A named executive officer is terminated involuntarily by the Company without just cause (as determined by the Company in its sole discretion), whether or not the involuntary termination occurs after a “change in control,” or

•	Within 12 months after a change in control of the Company, a named executive officer voluntarily terminates his employment for “good reason.”

If severance is triggered, the executive receives pay equal to six weeks of eligible pay per year of continuous service, with a minimum of 52 weeks and a maximum of 104 weeks, and with proportional allowance for completed months. Eligible pay is base pay, plus the lesser of (i) the average of the last two incentive awards paid under regular Company-sponsored short-term incentive plans or (ii) 125% of the current target incentive award for the year of termination. (To calculate the average of the last two incentive awards paid, the incentive award for 2010 would be annualized because that award was paid on a pro rata basis for performance during the last six months of 2010.) Severance pay is generally paid as a lump sum upon termination. For the named executive officers, coverage under all Company-sponsored benefit plans ends pursuant to the plans’ terms. The policy also provides outplacement counseling following a covered termination. Except as required by law, as a condition to receiving severance pay and benefits under the executive severance policy, the executive must execute, and not revoke, a valid waiver and release agreement.

The executive severance policy contains the following general definitions of “change in control” and “good reason,” qualified in their entirety by the policy’s actual terms:

•

In general, a “change in control” means (i) the acquisition of a number of voting shares equal to or greater than 50% of the total number of voting shares immediately after such acquisition; (ii) the election or appointment of a number of members of the board of directors equal to or greater than 50% of the board of directors; (iii) any transaction or series of transactions whereby assets of the Company become the property of any other person (other than a subsidiary of the Company) if such assets have a fair market value (net of any existing liabilities assumed by such other person as part of the same transaction) equal to 50% or more of the Company’s market capitalization (as defined in the executive severance policy) immediately before such transaction; or (iv) the completion of any transaction or the first of a series of transactions that would have the same or similar effect as any transaction or series of transactions referred to in clauses (i), (ii) and (iii).

•

In general, “good reason” means (i) a material adverse change in the executive’s status, title, position, duties or responsibilities (including reporting line relationships), or any removal of the executive from, or failure to reappoint the executive to, any material office or position; (ii) a material reduction of the executive’s compensation and benefits, in the aggregate, to those provided for under the employee compensation and benefit plans, programs and practices in which he was participating; (iii) a material reduction in the executive’s salary; or (iv) a material change in the geographic location at which the executive is to perform services on behalf of the Company from the location immediately before the change in control.

Mr. Garneau’s Employment and Change in Control Agreements

Under his employment agreement, if Mr. Garneau is terminated involuntarily by the Company without cause, except within two years after a change in control of the Company, he would be eligible for the same level of severance pay offered to other executives covered under the executive severance policy using the same parameters for determining eligible pay. Severance pay would be paid as a lump sum upon termination. Mr. Garneau would also be eligible for outstanding equity awards.

However, Mr. Garneau’s change in control agreement provides enhanced severance pay, if, within two years after a change in control, the Company terminates his employment without cause or he resigns for good reason (subject to a 30-day notice and cure period for a good reason termination). In these circumstances, he would be eligible for severance pay in a lump sum equal to:

•	three times his base salary as in effect on his termination date, plus

•	three times the lesser of (i) the average of his last two incentive awards earned under Company-sponsored short-term incentive plans or (ii) 125% of his current target incentive award, plus

•	three times the maximum Company contributions he could have received under the Company’s defined contribution program (if any) for his year of termination, plus

•	$20,000 in lieu of individual outplacement services.

Mr. Garneau would also be eligible for Company-provided health care and life insurance coverage, with premiums payable at the rates then in effect for executives, until the earlier of 36 months after his termination date or the date he becomes covered under another employer’s health care and life insurance programs. In addition, upon the change in control, all outstanding stock options would vest immediately and be exercisable, and all outstanding RSUs would vest immediately and be settled.

If the aggregate amount of pay and benefits payable to Mr. Garneau under the change in control agreement would constitute a “parachute payment” subject to excise tax under Section 4999 of the U.S. Internal Revenue Code, his aggregate pay and benefits would be reduced to the greater of (i) the after-tax amount that he would retain after all federal, state and local income taxes and all excise taxes under Section 4999, or (ii) the after-tax amount that he would retain after all federal, state and local income taxes if his aggregate pay and benefits were reduced to the maximum amount payable without triggering the excise tax liability under Section 4999.

Mr. Garneau’s agreements have the same definition of “change in control” as the executive severance policy, but the following definitions of “cause” and “good reason”:

•

In general, “cause” means (i) the willful failure of Mr. Garneau to carry out his duties under the employment agreement, to comply in all material respects with the rules and policies of the Company or to follow any reasonable instruction or directive of the board that is consistent with his duties and responsibilities under the employment agreement; (ii) Mr. Garneau acting dishonestly or fraudulently in connection with the Company’s business, or Mr. Garneau’s willful gross misconduct in the course of his employment, in each case resulting in adverse consequences to the Company or its affiliates; (iii) if Mr. Garneau or his spouse or child under the age of majority makes any personal profit arising out of or in connection with any transaction involving the Company or its affiliates without making disclosure to and obtaining the prior written consent of the board, or other material breach of Mr. Garneau’s fiduciary duties to the Company; (iv) the conviction of Mr. Garneau for, or his guilty plea to, any criminal offense punishable by imprisonment that may reasonably be considered to be likely to adversely affect the Company or its affiliates or the suitability of Mr. Garneau to perform his duties under the employment agreement, including without limitation any offense involving fraud, theft, embezzlement, forgery, willful misappropriation of funds or property, or other fraudulent or dishonest acts; (v) any material breach of the employment agreement; (vi) misconduct by Mr. Garneau that is materially detrimental to the business or financial position of the Company or its affiliates; (vii) personal misconduct by Mr. Garneau of such a serious and substantial nature that it has or would injure the reputation of the Company or its affiliates; (viii) the habitual inability by Mr. Garneau to carry out functions of his employment due to alcohol or drug related causes, provided that he must be provided with written notice of at least 30 days in advance of such a termination, during which period he must have failed to remedy such alcohol or drug related causes; or (ix) any serious reason pursuant to Article 2094 of the Civil Code of Québec.

•

In general, “good reason” means (i) a material change in Mr. Garneau’s status, title, position, duties or responsibilities (including reporting line relationships) that represents a substantial adverse change from his status, title, position, duties or responsibilities as in effect immediately before a change in control or at any time within 24 months thereafter; the assignment to Mr. Garneau of any duties or responsibilities that are materially inconsistent with his status, title, position, duties or responsibilities as in effect immediately before a change in control or at any time within 24 months thereafter; or any removal of Mr. Garneau from, or failure to reappoint or reelect him to, any material office or position held immediately before a change in control or at any time within 24 months thereafter; (ii) a material reduction of Mr. Garneau’s compensation and benefits, in the aggregate, as compared to those provided for under the employee compensation and benefit plans, programs and practices in which he was participating immediately before a change in control or at any time within 24 months thereafter; (iii) a material reduction in Mr. Garneau’s base salary immediately before a change in control or at any time within 24 months thereafter; (iv) the Company’s failure to obtain from any successor its assent to assume the change in control agreement; or (v) a material change in the geographic location at which Mr. Garneau is to perform services on behalf of the Company from the location immediately before the change in control.

Severance Projection in the Case of Non-Change in Control, Non-Cause Termination

If Ms. Longworth or Messrs. Bovin, Laflamme or Vachon had been terminated without cause on December 31, 2012, absent a change in control, they would have received the following benefits under the Company’s executive severance policy described above. Amounts shown for Mr. Garneau are pursuant to his employment agreement.

	Richard Garneau		Jo-Ann Longworth		Alain Boivin		Yves Laflamme		Jacques P. Vachon
Base Salary (1—2X) (1)	$857,139		$436,150		$467,303		$765,568		$668,304
Avg. of Last Two Annualized Regular Cash Incentive Awards Paid (1—2X)	601,356	(2)	46,062	(3)	112,160	(3)	368,570	(4)	351,581	(4)
All Other Severance Compensation	866,819	(5)	446,459	(6)	476,908	(6)	395,080	(6)	347,262	(6)

Total	2,325,314		928,671		1,056,371		1,529,218		1,367,147

1.	Assumes annual base salaries for Mr. Garneau, Ms. Longworth and Messrs. Boivin, Laflamme and Vachon of $850,931, $432,991, $463,919, $380,012 and $331,732, respectively (expressed in U.S. dollars based on the exchange rate for Canadian to U.S. dollars as of December 31, 2012, or $1.008).

2.	Mr. Garneau again declined to receive a STIP award, as described above in the Summary Compensation Table and accompanying narrative. However, 2011 and 2012 STIP awards earned are included in the severance pay calculation.

3.	For disclosure purposes, cash incentive award calculations for Ms. Longworth and Mr. Boivin are based only on their 2011 STIP awards. For terminations after February 28, 2013, their 2012 STIP awards would be included in a calculation of their severance pay. If the 2012 STIP awards were taken into account, Ms. Longworth would receive an additional $202,688, and Mr. Boivin would receive an additional $217,166, to the amounts shown in the table.

4.	For disclosure purposes, cash incentive award calculations for Messrs. Laflamme and Vachon are based on the average of their annualized 2010 and 2011 regular incentive awards. This table assumes annualized 2010 incentive awards for Messrs. Laflamme and Vachon of $188,103 and $198,184, respectively.

5.	Assumes (i) payment of a 2012 STIP award of $796,661, (ii) outplacement counseling services with a value of $20,160, and (iii) immediate pro rata vesting of 4,651 stock options granted to Mr. Garneau upon emergence in respect of service as a non-employee director, with a fair value of $49,998 under FASB ASC 718. Although Mr. Garneau declined to receive his 2012 STIP award, he would have been entitled to receive a 2012 STIP award in the event of a termination without cause on December 31, 2012.

6.	Assumes (i) payment of a 2012 STIP award, (ii) outplacement counseling services with a value of $20,160, and (iii) immediate vesting of a pro rata portion of stock options and RSUs. The number and value of options and RSUs that would vest upon termination is as follows:

•	Ms. Longworth: a 2012 STIP award of $405,375; 1,553 options, with a fair value of $10,191 under FASB ASC 718; 771 RSUs, with a fair market value of $10,732.

•	Mr. Boivin: a 2012 STIP award of $434,331; 1,664 options, with a fair value of $10,919 under FASB ASC 718; 826 RSUs, with a fair market value of $11,498.

•	Mr. Laflamme: a 2012 STIP award of $355,776; 1,414 options, with a fair value of $9,372 under FASB ASC 718; 702 RSUs, with a fair market value of $9,772.

•	Mr. Vachon: a 2012 STIP award of $310,575; 1,222 options, with a fair value of $8,077 under FASB ASC 718; 607 RSUs, with a fair market value of $8,449.

The number of options and RSUs for which vesting would have been accelerated represents one month of pro rata vesting of the 2011 and 2012 annual equity awards. Because the second tranche of the emergence equity award vested on December 9, 2012 pursuant to its regular vesting schedule, and no additional full months elapsed before December 31, 2012, no portion of the emergence equity award would have vested on a pro rata basis with respect to Messrs. Laflamme and Vachon.

The value of options and RSUs is based on the per-share closing trading price on the NYSE of shares of the Company’s common stock on December 31, 2012, or $13.92, and for options, the Black Scholes value used to determine grant size (i.e., $8.36 and $5.39 for the 2011 and 2012 annual option awards, respectively).

Severance Projection in the Case of Non-Cause or Good Reason Termination Following a Change in Control

If Ms. Longworth or Messrs. Boivin, Laflamme or Vachon had terminated employment for good reason on December 31, 2012, within 12 months following a change in control, they would have received the following amounts under the Company’s executive severance policy described above. Notably, for everyone except Mr. Garneau, the amounts payable upon an eligible termination following a change in control is the same as the amount payable upon an involuntary termination absent a change in control. If Mr. Garneau’s employment had terminated without cause or for good reason on December 31, 2012, within 24 months following a change in control, he would have received the amounts shown pursuant to his change in control agreement.

	Richard Garneau		Jo-Ann Longworth		Alain Boivin		Yves Laflamme		Jacques P. Vachon
Base Salary (1)	$2,571,416		$436,150		$467,303		$765,568		$668,304
Avg. of Last Two Annualized Regular Cash Incentive Awards Paid	1,804,068	(2)	46,062	(3)	112,160	(3)	368,570	(4)	351,581	(4)
Welfare Payment	19,902		—		—		—		—
2012 STIP Award	796,661	(5)	405,375		434,331		355,776		310,575
3X Company Contributions under Defined Contribution Program for 2012	250,167		—		—		—		—
Outplacement	20,160		20,160		20,160		20,160		20,160
Value of Equity Awards	49,998	(6)	20,923	(7)	22,417	(7)	19,144	(7)	16,527	(7)

Total Pre-Tax Value	5,512,372		928,670		1,056,371		1,529,218		1,367,147
Excise Tax	—	(8)	—	(9)	—	(9)	—	(9)	—	(9)
Total Funding	$5,512,372		928,670		1,056,371		1,529,218		1,367,147

1.	Assumes annual base salaries for Mr. Garneau, Ms. Longworth and Messrs. Boivin, Laflamme and Vachon of $850,931, $432,991, $463,919, $380,012 and $331,732, respectively (expressed in U.S. dollars based on the exchange rate for Canadian to U.S. dollars as of December 31, 2012, or $1.008). Pursuant to his change in control agreement, Mr. Garneau would receive three times his 2012 base salary in effect as of December 31, 2012.

2.	Mr. Garneau again declined to receive a STIP award, as described above in the Summary Compensation Table and accompanying narrative. However, 2011 and 2012 STIP awards earned are included in the severance pay calculation.

3.	For disclosure purposes, cash incentive award calculations for Ms. Longworth and Mr. Boivin are based only on their 2011 STIP awards. For terminations after February 28, 2013, their 2012 STIP awards would be included in a calculation of their severance pay. If the 2012 STIP awards were taken into account, Ms. Longworth would receive an additional $202,688, and Mr. Boivin would receive an additional $217,166, to the amounts shown in the table.

4.	For disclosure purposes, cash incentive award calculations for Messrs. Laflamme and Vachon are based on the average of their annualized 2010 and 2011 regular incentive awards. This table assumes annualized 2010 incentive awards for Messrs. Laflamme and Vachon of $188,103 and $198,184, respectively.

5.	Although Mr. Garneau ultimately declined to receive his 2012 STIP award, he would have been entitled to receive a 2012 STIP award in the event of a termination without cause on December 31, 2012.

6.	Assumes immediate vesting of 4,651 stock options granted to Mr. Garneau upon emergence in respect of service as a non-employee director, with a fair value of $49,998 under FASB ASC 718.

7.	Assumes immediate vesting of a pro rata portion of stock options and RSUs. The number and value of options and RSUs that would vest upon termination is as follows:

•	Ms. Longworth: a 2012 STIP award of $405,375; 1,553 options, with a fair value of $10,191 under FASB ASC 718; 771 RSUs, with a fair market value of $10,732.

•	Mr. Boivin: a 2012 STIP award of $434,331; 1,664 options, with a fair value of $10,919 under FASB ASC 718; 826 RSUs, with a fair market value of $11,498.

•	Mr. Laflamme: a 2012 STIP award of $355,776; 1,414 options, with a fair value of $9,372 under FASB ASC 718; 702 RSUs, with a fair market value of $9,772.

•	Mr. Vachon: a 2012 STIP award of $310,575; 1,222 options, with a fair value of $8,077 under FASB ASC 718; 607 RSUs, with a fair market value of $8,449.

The number of options and RSUs for which vesting would have been accelerated represents one month of pro rata vesting of the 2011 and 2012 annual equity awards. Because the second tranche of the emergence equity award vested on December 9, 2012 pursuant to its regular vesting schedule, and no additional full months elapsed before December 31, 2012, no portion of the emergence equity award would have vested on a pro rata basis with respect to Messrs. Laflamme and Vachon.

The value of options and RSUs is based on the per-share closing trading price on the NYSE of shares of the Company’s common stock on December 31, 2012, or $13.92, and for options, the Black Scholes value used to determine grant size (i.e., $8.36 and $5.39 for the 2011 and 2012 annual option awards, respectively).

8.	In 2012, Mr. Garneau would not have been subject to the change in control excise tax under Section 4999 of the Code. In the event Mr. Garneau had been subject to such excise tax, the aggregate amount of pay and benefits payable to him under his change in control agreement (including the value of any equity awards that become vested upon a change in control) would be reduced as described in the narrative section above. In no event would Mr. Garneau be entitled to a gross-up payment in respect of any excise tax under Section 4999.

9.	To the extent Ms. Longworth or Messrs. Boivin, Laflamme or Vachon were subject to U.S. taxation in 2012, they could have been subject to the change in control excise tax under Section 4999 of the Code. In no event would they have been entitled to gross-up payments in respect of such tax pursuant to the executive severance policy or their individual award agreements.

The Company may not take a tax deduction for amounts subject to the change in control excise tax under Section 4999 of the Code. However, in the event of a non-cause or good reason termination on December 31, 2012 following a change in control, no amounts payable to the named executive officers would have been subject to taxation under Section 4999.

INFORMATION ON STOCK OWNERSHIP

The following table includes all our stock-based holdings, as of March 20, 2013, of our directors, director nominees and executive officers, our directors, director nominees and executive officers as a group, and all those known by us to be beneficial owners of more than five percent of our common stock.

Name and Address of Beneficial Holder	Number of Shares of Common Stock Beneficially Owned		Percent of Class (1)
Fairfax Financial Holdings Limited	24,776,520	(2)	26.2%
95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada
Steelhead Partners, LLC	13,082,608	(3)	13.8%
333 108th Avenue NE, Suite 2010 Bellevue, Washington 98004
Donald Smith & Co., Inc.	9,732,528	(5)	10.3%
152 West 57th Street New York, New York 10019
The Vanguard Group	5,275,667		5.6%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
Alain Boivin	8,853	(6)	*
Michel P. Desbiens	—		—
Jennifer C. Dolan	—		—
Richard B. Evans	22,251	(7)	*
Richard D. Falconer	12,251	(7)	*
Richard Garneau	4,651	(8)	*
Jeffrey A. Hearn	12,251	(7)	*
Pierre Laberge	9,057	(9)	*
John Lafave	13,488	(10)	*
Yves Laflamme	21,092	(11)	*
Jo-Ann Longworth	8,263	(12)	*
Bradley P. Martin	3,290	(13)	*
Alain Rhéaume	12,251	(7)	*
Michael S. Rousseau	12,251	(7)	*
Jacques P. Vachon	20,482	(14)	*
David H. Wilkins	12,251	(7)	*
Directors (including nominees) and executive officers as a group (16 persons)	172,682	*	*

*	Less than 1%
1.	Based on 94,754,351 shares of outstanding common stock as of March 20, 2013. For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have beneficial ownership of the shares of common stock that the person has the right to acquire within 60 days of the date of determination, as well as the shares of common stock underlying vested stock-settled RSUs or DSUs and vested options. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, all the shares the person or persons has (have) the right to acquire within 60 days, as well as the shares of common stock underlying vested stock-settled RSUs or DSUs and vested options, are deemed to be outstanding but are deemed not to be outstanding for the purpose of computing the percentage ownership of any other person. All numbers listed represent sole investment and voting power unless otherwise indicated.

2.	Based on a statement of changes in beneficial ownership filed on Form 4 on December 14, 2012, jointly by Fairfax Financial Holdings Limited, V. Prem Watsa et al, 1109519 Ontario Limited, The Sixty Two Investment Company Limited and 810679 Ontario Limited. In addition, the foregoing reporting persons filed an amended Schedule 13D, dated December 5, 2012, jointly with TIG Insurance Company, Fairmont Specialty Insurance Company, General Fidelity Insurance Company, The North River Insurance Company, Seneca Insurance Company, Inc., Odyssey Reinsurance Company, Clearwater Insurance Company, United States Fire Insurance Company, Northbridge Commercial Insurance Corporation, Northbridge Indemnity Insurance Corporation, Federated Insurance Company of Canada, Northbridge General Insurance Corporation, Northbridge Personal Insurance Corporation, Zenith Insurance Company, Fairfax (Barbados) International Corp., Wentworth Insurance Company Ltd., Newline Corporate Name Limited and Seneca Specialty Insurance Company. Each reporting person reports having shared voting and investment power over the shares it is deemed to beneficially own.

3.	Based on an amended Schedule 13G dated February 8, 2013, by Steelhead Partners, LLC, James Michael Johnston, Brian Katz Klein and Steelhead Navigator Master, L.P. James Michael Johnston and Brian Katz Klein report having shared voting and investment power over the shares they may be deemed to beneficially own.

4.	Based on a Schedule 13G dated February 13, 2013, by Donald Smith & Co., Inc. and Donald Smith Long/Short Equities Fund, L.P. Donald Smith & Co., Inc. reports having sole voting power over 7,410,882 shares and Donald Smith Long/Short Equities Fund, L.P. reports having sole voting power over 39,880 shares, and both report having sole dispositive power over 9,732,528 shares.

5.	Based on a Schedule 13G dated February 7, 2013, by The Vanguard Group – 23-1945930. Vanguard reports having sole voting power over 137,848 shares, sole dispositive power over 5,144,019 shares and shared dispositive power over 131,648 shares.

6.	Includes 7,009 shares of common stock that can be acquired by exercising vested stock options and 1,844 vested or settled RSUs.

7.	Includes 4,651 shares of common stock that can be acquired by exercising vested stock options and 7,600 vested or settled RSUs or DSUs, as the case may be.

8.	Includes 4,651 shares of common stock that can be acquired by exercising vested stock options.

9.	Includes 7,515 shares of common stock that can be acquired by exercising vested stock options and 1,542 vested or settled RSUs.

10.	Includes 11,537 shares of common stock that can be acquired by exercising vested stock options and 1,951 vested or settled RSUs.

11.	Includes 18,401 shares of common stock that can be acquired by exercising vested stock options and 2,641 vested or settled RSUs.

12.	Includes 6,542 shares of common stock that can be acquired by exercising vested stock options and 1,721 vested or settled RSUs.

13.	Includes 3,290 vested or settled DSUs.

14.	Includes 18,004 shares of common stock that can be acquired by exercising vested stock options and 2,434 vested or settled RSUs.

MANAGEMENT PROPOSALS

Item 1. Vote on the Election of Directors

Composition of the Board

The board fixed the board size at nine members; seven members are standing for reelection and two nominees are standing for election, in each case to hold office until the 2014 annual meeting of stockholders. Richard B. Evans, our current chairman, has determined not to stand for re-election at this year’s annual meeting. Mr. Evans has served on the board of the Company and its predecessors since 2003, and as chair since 2009. The Company extends its deepest gratitude to Mr. Evans for his unwavering support, and his steady and determined guidance.

The board has recommended incumbent director Bradley P. Martin to serve as our new chairman, and Alain Rheaume, also incumbent, as lead director.

Each director nominee has been recommended for election by the human resources and compensation/nominating and governance committee and approved and nominated for election by the board. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal. Each director nominee has consented to serve if elected. Should any director nominee be unable to stand for election at the annual meeting, proxies will be voted in favor of such other person, if any, recommended by the human resources and compensation/nominating and governance committee and designated by the board.

Board Recommendation

The board unanimously recommends a vote FOR the election to the board of each of Michel P. Desbiens, Jennifer C. Dolan, Richard D. Falconer, Richard Garneau, Jeffrey A. Hearn, Bradley P. Martin, Alain Rhéaume, Michael S. Rousseau and David H. Wilkins. What follows is biographical information for each nominee and the qualifications considered in nominating each of them to the board.

Nominees

Michel P. Desbiens Age: 73 Director nominee

Mr. Desbiens has been nominated to serve on the board.

He has been an independent consultant since 2000, advising a number of clients in the forest products industry, during which time he served briefly as Quebecor World Inc.’s chief executive officer (international) and chief executive officer for part of 2002 and 2003. He had been president and chief executive officer of Donohue Inc. since 1994 when it was acquired by Abitibi-Consolidated Inc. (a predecessor entity of ours) in 2000, after which he served briefly as its chairman and a special advisor. Before then, he held a number of executive positions with Donohue Inc., Domtar Inc., Chapelle d’Arblay paper mill and Abitibi-Price Inc. (a predecessor entity of ours). Mr. Desbiens is a mechanical engineer.

Mr. Desbiens presently serves on the board of Rogers Sugar Inc. (Toronto Stock Exchange), and in the last five years has served on the boards of Cascades Inc. (Toronto Stock Exchange), Catalyst Paper Corp. (Toronto Stock Exchange) and Fibrek Inc., a subsidiary (previously on the Toronto Stock Exchange).

Director qualifications:

	•	Management/operating experience — experienced executive officer with, and advisor to, a number of large publicly-held forest products industry companies

Jennifer C. Dolan Age: 66 Director nominee

Ms. Dolan has been nominated to serve on the board.

She retired from The New York Times Company in 2012 after a 33-year career, the last ten of which she spent as vice president of forest products, where she managed paper procurement and oversaw its equity investments in two paper mills, including as a member of the board of Donohue Malbaie Inc., a joint venture with the Company. Before then, she held a number of executive and senior finance roles. Ms. Dolan is a certified public accountant, and a member of the American Institute of Certified Public Accountants. She serves on no other public company board.

Director qualifications:

	•	Management/operating experience — experienced executive, representing one of the largest consumer of newsprint in North America
	•	Professional services & financial/accounting experience — certified public accountant

Richard D. Falconer Age: 68 Director since: 2010

Mr. Falconer has served on the Company’s board since the emergence date.

He was vice chairman and managing director of CIBC World Markets Inc. until he retired in 2010. He joined Wood Gundy (now a division of CIBC World Markets Inc.) in 1970; his previous roles include financial analyst, director of research and co-head of investment banking. He has experience advising companies in the forest products industry.

Mr. Falconer is the chairman of Jaguar Mining Inc. (New York Stock Exchange and Toronto Stock Exchange), a board member of Chorus Aviation Inc. (Toronto Stock Exchange), and of LOFT Community Services and of the Bridgepoint Health Foundation, as chair of its campaign cabinet committee.

Director qualifications:

	•	Professional services & financial experience — senior position in Canadian investment banking industry

	•	Management/operating experience — former vice chairman and managing director of a large Canadian investment banking firm

Richard Garneau Age: 65 Director since: 2010

Mr. Garneau has served on the board since June 2010 and has been our president and chief executive officer since January 1, 2011.

He served as president and chief executive officer of Catalyst Paper Corporation from 2007 through 2010 and as vice president of pulp and paper operations with Domtar Inc. from 2005 through 2007. He also held a variety of roles at Norampac, Copernic.com, Future Electronics, St. Laurent Paperboard, Finlay Forest Industries and Donohue Inc.

He serves on no other public company board of directors.

Director qualifications:

	•	Management/operating experience — experienced chief executive officer and senior executive officer with large publicly-held forest products industry companies

	•	Professional services & financial/accounting experience — chartered accountant

Jeffrey A. Hearn Age: 61 Director since: 2010

Mr. Hearn has served on the Company’s board since the emergence date.

He retired from International Paper in April 2009, where he served as project executive with responsibility for implementing the company’s expanded manufacturing and market presence in Brazil. Before this assignment, Mr. Hearn held various other general business management, operations management and technology management positions in the U.S. and Canada, including as head of International Paper’s coated paperboard business. He was president and chief executive officer of Weldwood of Canada from 2000 to 2002, and has also served as chair of the Paperboard Mfg. and Converting Section of the American Forest Products Association and former vice-chair of the Forest Products Association of Canada. He was also Industry CEO representative for the B.C. Forest Products Forest Practices Reform Initiative.

He serves on no other public company board of directors.

Director qualifications:

	•	Management/operating experience — experienced executive officer with large publicly-held forest products industry companies
	•	Politics/government relations — experienced executive officer with trade associations in the forest productions industry

Alain Rhéaume Age: 61 Director since: 2010

Mr. Rhéaume has served on the Company’s board since the emergence date.

He is founder and a managing partner at Trio Capital Inc. Before then he was executive vice president and president of Fido, a subsidiary of Rogers Wireless Communications Inc., a role he assumed when Microcell Telecommunications Inc. was acquired by Rogers. Mr. Rhéaume was president and chief operating officer and previously served as chief financial officer of Microcell. Previously, Mr. Rhéaume was associate deputy minister of finance from 1987 to 1992 and deputy minister of finance from 1992 to 1996 in the provincial government of Québec.

He currently serves as a director of the Canadian Public Accountability Board, the Canadian Investors Protection Fund, Boralex Inc. (Toronto Stock Exchange) and Redline Communications Group Inc. (Toronto Stock Exchange). He has served in the last five years on the boards of ACS Income Trust Fund (Toronto Stock Exchange; no longer a public company), Quebecor World Inc. (NYSE, Toronto Stock Exchange; no longer a public company), Diagnocure Inc. (Toronto Stock Exchange), Kangaroo Media Inc. (Toronto Stock Exchange Venture Exchange; no longer a public company), Boralex Power Income Fund (Toronto Stock Exchange) and other private companies.

Director qualifications:

	•	Politics/government relations and financial/accounting experience — various senior finance positions with the government of the province of Quebec
	•	Management/operating experience — several senior executive positions in the hi-tech industry

Bradley P. Martin Age: 53 Director since: 2012

Mr. Martin has served on the board since the 2012 annual meeting of shareholders.

Since March 9, 2012, he has served as vice president for strategic investments with Fairfax Financial Holdings Limited. He had been its vice president and chief operating officer since January 2007, and its corporate secretary since 2002. Before joining Fairfax in 1998, he was a partner with Torys LLP, a leading Canadian business law firm, specializing in mergers and acquisitions and securities laws.

Mr. Martin currently serves as chairman of Ridley Inc. (Toronto Stock Exchange) and of Imvescor Restaurant Group Inc. (Toronto Stock Exchange), and a member of the board of The Brick Ltd. (Toronto Stock Exchange). He has served in the last five years on the boards of Odyssey Re Group Limited (New York Stock Exchange) and Northbridge Financial Corporation (Toronto Stock Exchange).

Director qualifications:

	•	Professional services & financial experience — former chief operating officer of a Canadian financial services company; former partner with a Toronto-based law firm

	•	Management/operating experience — experienced executive officer with large publicly-traded company

Michael S. Rousseau Age: 55 Director since: 2010

Mr. Rousseau has served on the Company’s board since the emergence date.

He has been executive vice president and chief financial officer of Air Canada since October 2007. He served as president of Hudson’s Bay Company from 2006 to 2007, and as executive vice president and chief financial officer from 2001 to 2006. Prior to Joining Hudson’s Bay Company in 2001, he held senior executive financial positions at other large international corporations, including Moore Corporation in Chicago, Silcorp Limited and the UCS Group (a division of Imasco Limited).

Mr. Rousseau currently serves on the board of EnerCare Inc. (Toronto Stock Exchange) and served as a trustee of Golf Town Income Fund (Toronto Stock Exchange) in the last five years.

Director qualifications:

	•	Management/operating experience — experienced executive with large publicly-traded companies

	•	Professional services & financial/accounting experience — currently chief financial officer with Canada’s largest airline; chartered accountant

David H. Wilkins Age: 66 Director since: 2010

Ambassador Wilkins has served on the Company’s board since the emergence date.

He was nominated by President George W. Bush as United States ambassador to Canada in 2005, a position he held until January 20, 2009. Before this appointment, he practiced law for 34 years in Greenville, South Carolina, and has extensive experience in civil litigation and appellate practice. He was elected to the South Carolina House of Representatives in 1980 and served 25 years, culminating in his service as speaker of the House. He is currently a partner at Nelson Mullins Riley & Scarborough LLP and chairs the Public Policy and International Law practice group. He is also former mayor of Greenville, South Carolina.

He serves on no other public company board of directors, but serves on other private company boards.

Director qualifications:

	•	Professional services — experienced lawyer in public policy and international law

	•	Politics/government relations — former U.S. ambassador to Canada and elected representative

Item 2. Vote on the Ratification of the Appointment of PricewaterhouseCoopers LLP

The audit committee appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Our organizational documents do not require that our stockholders ratify the appointment of the independent registered public accounting firm, but we do so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the appointment, the audit committee will reconsider whether to retain PwC, but still may retain them. Even if the appointment is ratified, the audit committee may change, in its discretion, the appointment at any time if it determines that it would be in the best interests of our Company and our stockholders to do so.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The audit committee’s policy is to pre-approve all audit and non-audit services performed by the Company’s independent registered public accounting firm, including audit-related, tax and other services. The audit committee pre-approved all audit and permissible non-audit services provided by PwC in 2012.

The Company’s chief financial officer, chief accounting officer (or another officer designated by the board) and the independent registered public accounting firm must submit to the audit committee a request to provide any service that requires pre-approval. Each request must include a statement as to whether the independent registered public accounting firm and the submitting officer view the provision of the requested services as consistent with the SEC’s rules on auditor independence. The request must be sufficiently detailed to enable the audit committee to precisely identify the services requested. The audit committee may delegate pre-approval authority to its chair or one or more other committee members, but not to management. Any committee member with delegated authority must report all pre-approval decisions to the audit committee at its next scheduled meeting.

Other Information

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

Audit Fees and All Other Fees

Fees paid. The following table contains certain information on the fees paid to PwC for professional services rendered in the years ended December 31, 2012, and 2011.

Fee category	2012 fees	2011 fees
	(in thousands)
Audit fees	$3,292	$3,909
Audit-related fees	163	69
Tax fees	20	18
All other fees	80	81

Total fees	$3,555	$4,077

•

Audit fees. Audit fees consist of fees billed for professional services rendered for the audits of annual consolidated financial statements and internal control over financial reporting, review of interim consolidated financial statements included in quarterly reports on Form 10-Q and other services provided in connection with statutory and regulatory filings or engagements.

•	Audit-related fees. Audit-related fees consist primarily of fees for other attestation engagements.

•	Tax fees. Tax fees in each of 2012 and 2011 consisted primarily of tax compliance services for certain of our subsidiaries.

•	All other fees. All other fees in each of 2012 and 2011 consist mainly of translation services for the Company’s periodic reports.

Board Recommendation

The board unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2013 fiscal year. Unless a contrary choice is specified, proxies solicited by the board will be voted FOR ratification of the appointment.

Item 3. Advisory vote to approve executive compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the “Dodd-Frank Act,” requires that we give our stockholders the ability to cast a non-binding advisory vote on the compensation of our named executive officers. This vote is commonly referred to as the “say-on-pay” vote. At our 2011 annual meeting, a majority of stockholders voted, consistent with the recommendation of the Company’s board of directors, to hold a stockholder advisory vote on a resolution to approve the compensation of the Company’s named executive officers annually. Accordingly, we intend to continue to provide annual say-on-pay votes.

The compensation of our executive officers is based on a design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that, the board believes, serves to promote the creation of long-term stockholder value and to position the Company for long-term success. As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the mix of fixed and performance-based compensation and short-term and long-term incentive awards is designed to enable the Company to attract and retain top quality executive talent while, at the same time, creating a close relationship between performance and compensation. Our human resources and compensation/nominating and governance committee and the board believe that the design of the program and the compensation awarded to our named executive officers thereunder fulfill this objective.

We are asking for stockholder approval of the compensation of our named executive officers, as we’ve disclosed in this proxy statement in accordance with SEC rules. The compensation disclosures are contained under the heading Compensation Discussion and Analysis, the compensation tables and the narrative discussion accompanying the compensation tables. This vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

Accordingly, the board is requesting your approval of the following non-binding resolution:

RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement for this annual meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table, the other related tables and the accompanying narrative.

This vote is advisory and therefore not binding on the Company, our human resources and compensation/nominating and governance committee, or the board. Nevertheless, the board and human resources and compensation/nominating and governance committee value the opinions of our stockholders and will review the voting results in connection with their ongoing evaluation of the Company’s compensation programs.

Board Recommendation

The board unanimously recommends a vote FOR the approval of the Company’s executive compensation. Unless a contrary choice is specified, proxies solicited by the board will be voted FOR this proposal.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors oversees our financial reporting, internal controls and audit function process on behalf of the board. The Company’s management is responsible for the financial statements and for maintaining effective internal control over financial reporting.

In carrying out its oversight responsibilities, the audit committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended December 31, 2012. The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with PricewaterhouseCoopers LLP the firm’s independence.

Based on the review and discussions referred to above, the audit committee recommended to the board that the audited financial statements for the year ended December 31, 2012, be included in the Company’s 2012 annual report on Form 10-K for filing with the SEC.

Richard D. Falconer

Alain Rhéaume (chair)

Michael S. Rousseau

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and 10% stockholders to file reports of holdings and transactions in common stock with the SEC. Those persons are also required to furnish the Company with copies of all section 16(a) reports they file, which we post on our website at www.resolutefp.com/investors/sec_filings.

As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing section 16 reports on their behalf. Based on a review of the copies of such reports and on written representations from the Company’s directors and executive officers, the Company believes that all section 16(a) filing requirements applicable to the Company’s directors, executive officers and stockholders were complied with during the most recent fiscal year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Except as described in the following paragraph, none of the individuals who served as members of the human resources and compensation/nominating and governance committee during 2012 was an officer or employee of the Company during 2012 or at any time in the past nor had reportable transactions with the Company.

Bradley P. Martin, a member of the member of the human resources and compensation/nominating and governance committee during 2012, is an executive officer of Fairfax. See “Related Party Transactions” above for a description of certain transactions involving Fairfax during 2012.

OTHER BUSINESS

There is no other matter that the board currently intends to present, or has reason to believe others will present, at the annual meeting. If other matters come before the meeting, the persons named in the accompanying form of proxy will vote on them in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR’S PROXY

To be considered for inclusion in next year’s proxy statement, stockholder proposals submitted in accordance with the SEC’s Rule 14a-8 must be received at our principal executive offices no later than the close of business on November 22, 2013. Proposals should be addressed to the corporate secretary, Resolute Forest Products, 111  Duke Street, Suite 5000, Montréal, Québec, Canada H3C 2M1.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Our by-laws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8 but instead is sought to be presented directly at the 2014 annual meeting be made by way of a “notice of business,” as further described in the by-laws. To be timely, the notice of business must be delivered personally or mailed to, and received at, our principal executive offices, addressed to the corporate secretary, by no earlier than 90 days and no later than 60 days before the first anniversary of the date of the prior year’s annual meeting of stockholders. Accordingly, a notice of business must be received no earlier than February 15, 2014 and no later than March 17, 2014. The notice of business should be addressed to the corporate secretary, Resolute Forest Products, 111 Duke Street, Suite 5000, Montréal, Québec, Canada H3C 2M1.

ADDITIONAL INFORMATION

We will furnish, without charge to a stockholder, a copy of the annual report on Form 10-K (including the financial statements and financial schedules incorporated by reference therein but not including the exhibits, which are available upon payment of a reasonable fee) for the year ended December 31, 2012, filed with the SEC. A copy of such report may be obtained upon written request to the Company at Corporate Secretary, Resolute Forest Products Inc., 111 Duke Street, Suite 5000, Montréal, Québec, Canada H3C 2M1. The annual report on Form 10-K and all of the Company’s filings with the SEC can be accessed through our website at www.resolutefp.com/investors/sec_filings.

IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 16, 2013. Vote by Internet Go to www.envisionreports.com/RFP Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The board recommends a vote FOR all nominees and FOR Proposals 2 and 3. 1. Election of directors: For Withhold 01 - Michel P. Desbiens 04 - Richard Garneau 07 - Alain Rhéaume For Withhold 02 - Jennifer C. Dolan 05 - Jeffrey A. Hearn 08 - Michael Rousseau For Withhold 03 - Richard D. Falconer 06 - Bradley P. Martin 09 - David H. Wilkins 2. Ratification of PricewaterhouseCoopers LLP appointment For Against Abstain Advisory vote to approve executive compensation (“say-on-pay”) For Against Abstain B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UP X C 1234567890 J N T 1612761 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 01MAVA

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — RESOLUTE FOREST PRODUCTS INC. Resolute Forest Products Inc. 111 Duke Street, Suite 5000 Montréal, Québec Canada H3C 2M1 Proxy solicited by Resolute Forest Products Inc. on behalf of the board of directors for the 2013 annual meeting of stockholders to be held on May 16, 2013. Richard Garneau and Jacques P. Vachon (the “proxies”), or either of them, each with the full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers that the undersigned would possess if personally present at the 2013 annual meeting of stockholders of Resolute Forest Products Inc. to be held on May 16, 2013 and at any postponement or adjournment thereof. The proxies shall vote subject to the direction indicated on the reverse side of this proxy card. If no such direction is indicated, the proxies will vote as the board of directors recommends. The proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournment or postponement thereof. The board of directors recommends a vote FOR all the nominees listed, FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year and FOR approval of the Company’s executive compensation. (Items to be voted appear on reverse side.)